SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

The Princeton Review, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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February     , 2010

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of The Princeton Review, Inc., which will be held on April 1, 2010, at 11:00 a.m. at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, MA 01701.

On December 7, 2009, we completed the issuance of shares of Series E Non-Convertible Preferred Stock (the “Series E Preferred”) to a limited number of investors who qualify as “accredited investors” under the securities laws. The shares of Series E Preferred have an 8% accumulating rate of return until December 7, 2010 and 12% thereafter if payable upon liquidation or redemption or 16% thereafter if payable upon conversion. The Series E Preferred are also redeemable in cash beginning on December 7, 2011. Upon stockholder approval at the Special Meeting, the shares of Series E Preferred are mandatorily convertible into shares of Series D Convertible Preferred Stock (the “Series D Preferred”). Although the Series D Preferred is convertible into shares of common stock, the Series D Preferred is not redeemable until at least December 7, 2017 and the 8% dividend rate on the Series D Preferred does not increase over time. Accordingly, at the Special Meeting, you will be asked to approve the conversion of our outstanding Series E Preferred into shares of Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market.

The Board of Directors recommends that you vote FOR this proposal.

Details of the business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting of Stockholders and the attached Proxy Statement.

Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Special Meeting.

We look forward to seeing you at the Special Meeting.

Sincerely,

Michael J. Perik
President and Chief Executive Officer

Framingham, Massachusetts

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on April 1, 2010

Notice Is Hereby Given that a Special Meeting of Stockholders (the “Special Meeting”) of The Princeton Review, Inc. will be held on Thursday, April 1, 2010 at 11:00 a.m. at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, MA 01701, for the following purpose:

1.	To approve the conversion of our outstanding Series E Non-Convertible Preferred Stock into shares of Series D Convertible Preferred Stock pursuant to the Marketplace Rules of the NASDAQ Stock Market.

2.	To consider and act upon any other matters that may properly be brought before the Special Meeting.

Any action may be taken on the foregoing matters at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned or to which the Special Meeting may be postponed.

The Board of Directors has fixed the close of business on February 22, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, par value $0.01 per share, at the close of business on that date will be entitled to notice of the Special Meeting. You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Special Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

Neal S. Winneg Secretary

Framingham, Massachusetts

February     , 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

In accordance with our security procedures, all persons attending the Special Meeting will be required to present picture identification.

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

to be held on April 1, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at our Special Meeting of Stockholders to be held on Thursday, April 1, 2010 at 11:00 a.m. at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, MA 01701, and at any adjournments or postponements thereof (the “Special Meeting”).

This Proxy Statement and the accompanying Notice of Special Meeting and Proxy Card are expected to be first sent to stockholders on or about February     , 2010.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on April 1, 2010

The proxy statement and form of proxy are available electronically at www.princetonreview.com/proxymaterials (this site is hosted by a third party).

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q.	Why am I receiving this Proxy Statement?

A.	You are receiving this Proxy Statement because you have been identified as a stockholder of The Princeton Review as of the record date, and thus you are entitled to vote at the Special Meeting. This document serves as a proxy statement of The Princeton Review, used to solicit proxies for the Special Meeting. This document contains important information about the Special Meeting, and you should read it carefully.

Q.	What matters are being voted on at the Special Meeting?

A.	At the Special Meeting, stockholders of The Princeton Review will consider and act upon a proposal to approve the conversion of our outstanding Series E Non-Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred”), into shares of Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred”), pursuant to the Marketplace Rules of the NASDAQ Stock Market. For more information, please see the section entitled “Proposal 1—Approval of the Conversion of Series E Preferred into Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market” beginning on page 8 of this Proxy Statement.

Q.	Why did The Princeton Review issue the Series E Preferred?

A.	On October 16, 2009, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Penn Foster Education Group, Inc. (together with its subsidiaries, “Penn Foster”), which transaction was consummated on December 7, 2009. We issued the Series E Preferred to a limited group of institutional investors to fund a portion of the purchase price for our acquisition of Penn Foster. We also issued the Series E Preferred in exchange for all of our outstanding shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred”). Prior to the issuance of the Series E Preferred, all of our outstanding shares of Series C Preferred represented approximately 30.7% of the total shareholder vote. For a more detailed description of the terms of the Series E Preferred and Series D Preferred, please see the section entitled “Proposal 1—Approval of the Conversion of Series E Preferred into Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market” beginning on page 8 of this Proxy Statement. For a more detailed discussion of the acquisition, please see the section entitled “Proposal 1—Acquisition of Penn Foster” beginning on page 17 of this Proxy Statement.

Q.	Where can I find more information with respect to the acquisition of Penn Foster?

A.	A summary term sheet for the acquisition is set forth below:

•

We consummated our acquisition of all of the issued and outstanding shares of capital stock of Penn Foster on December 7, 2009 pursuant to a stock purchase agreement, dated October 16, 2009, by and among Penn Foster Holdings, LLC (“Seller”), certain members of the Seller and Penn Foster.

•	Following the acquisition, Penn Foster became a wholly-owned subsidiary of the Princeton Review.

•

The consideration paid for the acquisition was approximately $170,000,000 in cash plus an estimated working capital payment of approximately $6.2 million, which amount is subject to potential post-closing adjustments.

•

Pursuant to the stock purchase agreement, 5% of the purchase price was placed into an escrow account for a period of 12 months following the closing date as security for Seller’s indemnification obligations under the stock purchase agreement.

For a more detailed discussion of the acquisition, please see the section entitled “Proposal 1—Acquisition of Penn Foster” beginning on page 17 of this Proxy Statement.

Q.	Why is The Princeton Review seeking stockholder approval to convert the Series E Preferred into Series D Preferred?

A.	Because our common stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Marketplace Rules. Rule 5635 of the NASDAQ Marketplace Rules requires shareholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in a private placement which (i) exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis and the proceeds of which are used to fund an acquisition of stock or assets of another company or (ii) will result in a change of control.

The conversion of the Series E Preferred to Series D Preferred would result in the issuance by us of a security convertible into common stock. In this regard, on an as-converted to common stock basis, approximately 100,774 shares of Series D Preferred (initially representing approximately 21,215,496 shares of our common stock on an as-converted basis) are issuable upon conversion of the outstanding Series E Preferred as of the date of the Special Meeting. Accordingly, the aggregate voting rights of the Series D Preferred as of the date of the Special Meeting, which would permit the holders to vote with the common stock on an as-converted basis in advance of actual conversion, represent approximately 38.6% of the total shareholder vote. Because the proceeds from the original issuance of the Series E Preferred were used to partially fund the acquisition of Penn Foster, the conversion requires shareholder approval under the NASDAQ Marketplace Rules.

In addition, one of our existing stockholders, Bain Capital Venture Fund 2007, L.P. together with BCVI-TPR Integral L.P. and certain of their affiliated funds (collectively, the “Bain Funds”), participated in the private placement of the Series E Preferred. The conversion of the Series E Preferred to Series D Preferred would grant the Bain Funds, assuming conversion of such shares of Series D Preferred to common stock as of the date of the Special Meeting, approximately 28% of our outstanding voting power. Prior to the exchange of our previously outstanding shares of Series C Preferred into shares of Series E Preferred, the Bain Funds held approximately 18.2% of our outstanding voting power. Under the NASDAQ Marketplace Rules, this change in voting power is deemed to grant control. Therefore, the conversion also requires shareholder approval under the NASDAQ Marketplace Rules because they would constitute a change of control by the Bain Funds.

Q.	What will happen if stockholder approval is not obtained to convert the Series E Preferred into Series D Preferred?

A.	We are obligated to use our reasonable best efforts to obtain stockholder approval of Proposal 1 described herein. If we do not obtain stockholder approval, the Series E Preferred will not convert into shares of Series D Preferred and will instead remain outstanding on the terms described herein. If such approval is not obtained by December 7, 2011, upon the election of the holders of at least 10% of the Series E Preferred, we will be required to redeem the Series E Preferred in cash at a price per share equal to $1,000 plus the accumulating rate of return thereon multiplied by the quotient obtained by dividing the then fair market value of common stock by $4.75. The accumulating rate of return on the Series E Preferred is 8% for the first year and 12% annually thereafter upon a redemption or liquidation.

If we do not obtain stockholder approval of Proposal 1 described herein we will continue to seek stockholder approval of the conversion of the Series E Preferred at subsequent stockholder meetings, including our 2010 Annual Meeting. The Series E Preferred converts into Series D Preferred on a one-to-one basis, before giving effect to the accumulating rate of return thereon. For conversion purposes, this accumulating rate of return is 8% for the first year and 16% annually thereafter. Accordingly, the longer after December 7, 2010 that the Series E Preferred remains outstanding prior to any stockholder approval of a mandatory conversion into Series D Preferred, the more substantial the voting power and the number of shares of Series D Preferred (and consequently, shares of common stock issuable upon conversion of the Series D Preferred) will become. A copy of the Certificate of Designation of the Series E Preferred is included in this Proxy Statement as Annex A. For a more detailed description of the consequences of not obtaining stockholder approval of Proposal 1, please see the section entitled “Proposal 1—Approval of the Conversion of Series E Preferred into Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market—Effect of Failure to Obtain Stockholder Approval” on page 10 of this Proxy Statement.

Q.	What will happen if the Series E Preferred converts into Series D Preferred?

A.	If the stockholders approve the mandatory conversion of the Series E Preferred into shares of Series D Preferred at the Special Meeting, the existing 98,275 shares of Series E Preferred together with the accrued accumulating rate of return thereon, will be automatically converted on the date of the Special Meeting into approximately 100,774 shares of Series D Preferred (initially representing approximately 21,215,496 shares of our common stock on an as-converted basis). Former Series E Preferred holders will no longer be entitled to the dividend and two-year optional redemption rights described above, but as holders of Series D Preferred they will be entitled to the preferential rights of the Series D Preferred, including dividends that accrue at a fixed rate of 8% until December 7, 2014 and terminate thereafter. In addition, because the Series D Preferred votes on an as-converted to common stock basis with the holders of common stock, the conversion of the Series E Preferred into shares of Series D Preferred will result in a dilution in the voting power of the common stock. As a result of the exchange of all of our outstanding shares of Series C Preferred, which represented approximately 30.7% of our outstanding voting power, for shares of non-voting Series E Preferred on December 7, 2009, this dilution would represent approximately 38.6% of our voting power as of the date of the Special Meeting (based on the 33,727,272 shares of common stock outstanding as of December 31, 2009).

In addition, although neither the issuance of the Series D Preferred or shares of common stock upon conversion of the Series D Preferred would currently adversely affect our earnings (loss) per share given our current net loss position, if we were to generate substantial net income in the future then such issuances could expose our stockholders to dilution of our earnings per share. This could have a depressive effect upon the market value of our common stock. The future prospect of sales of significant amounts of shares held by the holders of the Series D Preferred could also affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. Moreover, a significant ownership held by one or a small group of holders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

A copy of the Certificate of Designation of the Series D Preferred is included in this Proxy Statement as Annex B. For a more detailed description of the consequences of obtaining stockholder approval of Proposal 1 on the date of the Special Meeting or a later date, please see the section entitled “Proposal 1—Approval of the Conversion of Series E Preferred into Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market—Effect of Stockholder Approval” on page 10 of this Proxy Statement.

Q.	How does the Board of Directors of The Princeton Review recommend that I vote on Proposal 1?

A.

After December 7, 2010, and for as long as the Series E Preferred remains outstanding, the Series E Preferred provides for a 12% annual accumulating rate of return on liquidation and redemption, and a 16% annual accumulating rate of return on conversion. In addition, the Series E Preferred has a redemption right that is available beginning as early as December 7, 2011. After conversion to Series D Preferred, the dividend rate will accrue at a fixed rate of 8% through and until December 7, 2014 and terminate thereafter. Although the voting power and the number of shares of common stock that would be issued upon conversion of the Series D Preferred is substantial, we were successful in negotiating an initial conversion rate that represents a price per common share of $4.75, which was higher than our market price at the time of issuance of the Series E Preferred. Additionally, the longer after December 7, 2010 that the Series E Preferred remains outstanding prior to any stockholder approval of a mandatory conversion into Series D

Preferred, the more substantial the voting power and the number of shares of Series D Preferred (and consequently, shares of common stock issuable upon conversion of the Series D Preferred) will become. Our Board of Directors believes it is in The Princeton Review’s best interests that the higher Series E Preferred accumulating rate of return and two-year redemption rights be eliminated and that conversion to Series D Preferred is a favorable means, as well as the only means, of eliminating these provisions.

Accordingly, the Board of Directors recommends that stockholders vote “FOR” the approval of the conversion of our outstanding Series E Preferred into shares of Series D Preferred.

Q.	Who can vote at the Special Meeting?

A.	To be able to vote, you must have been a stockholder of record of The Princeton Review’s common stock, at the close of business on February 22, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting (the “Record Date”).

As of December 31, 2009, there were 33,727,272 shares of common stock outstanding.

Q.	What are the voting rights of holders of our common stock?

A.	Holders of common stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

By Submitting a Proxy by Mail: Complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

In Person at the Special Meeting: If you attend the meeting, you may deliver your completed Proxy Card in person or you may vote by completing a ballot, which we will provide to you at the Special Meeting. To be admitted to the Special Meeting, you will need to present a valid picture identification, such as a driver’s license or passport, if your shares are held in your name.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

By Submitting Voting Instructions by Mail: You will receive instructions from your broker or other nominee explaining how you can submit voting instructions for your shares by mail. You should follow those instructions.

In Person at the Special Meeting: Contact your broker (or other nominee) who holds your shares to obtain a proxy in your name and present it, together with a valid picture identification, at the Special Meeting in order to vote. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?

A.	Yes. A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Special Meeting. Any stockholder of record as of the Record Date attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

Q.	Will my shares be voted if I don’t return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not return a properly executed proxy, or vote by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the approval of the conversion of our outstanding Series E Preferred into shares of Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market, is not considered a routine matter. Accordingly, if you do not return a proxy to your brokerage firm to vote your shares, they will not be counted or deemed to be present or represented for the purpose of determining whether stockholders have approved Proposal 1. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to your brokerage firm. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to your brokerage firm at the time you receive this Proxy Statement.

Q.	How many shares must be present to hold the meeting?

A.	The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. For purposes of determining whether a quorum exists, we count as present any shares that are represented by proxy or that are represented in person at the meeting. For purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q.	What vote is required to approve Proposal 1 and how are votes counted?

A.	To approve Proposal 1 stockholders holding a majority of the shares of our common stock having voting power present in person or represented by proxy must vote FOR the proposal. If your shares are held by your broker in “street name”, and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. Broker non-votes are not voting power present and, therefore, will have no effect on the outcome of voting on Proposal 1. Abstentions are voting power present and, therefore, will have the effect of a vote against this matter.

Q.	Are there other matters to be voted on at the meeting?

A.	You are being asked to vote only on Proposal 1 at the Special Meeting. We are not seeking stockholder approval or ratification of the issuance of the Series E Preferred or our acquisition of Penn Foster since those transactions have been completed and did not require stockholder approval in order to be completed. There are no “dissenters” or “appraisal” rights available to our stockholders in connection with Proposal 1.

We do not know of any other matters that may come before the meeting other than Proposal 1. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matters.

Q.	What are the costs of soliciting these proxies?

A.

We will bear the cost of soliciting proxies. We have retained Innisfree M&A Incorporated to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $15,000 plus reasonable out-of-pocket expenses. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Q.	Who can help answer my additional questions about the Special Meeting or Proposal 1?

A.	If you have questions about the special meeting and the matters to be voted upon, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750 5834

Banks and Brokers Call Collect: (212) 750 5833

PROPOSAL 1

APPROVAL OF THE CONVERSION OF SERIES E PREFERRED INTO SERIES D

PREFERRED PURSUANT TO THE MARKETPLACE RULES OF THE NASDAQ STOCK MARKET

Background

We are submitting Proposal 1 to you as a result of our issuance on December 7, 2009 of 98,275 shares of Series E Preferred with a stated value of $1,000 per share to certain institutional investors. The price of the Series E Preferred was determined through negotiations with the institutional investors. Of the total number of shares of Series E Preferred issued, (i) 40,000 were sold for an aggregate purchase price of $40 million to the Bain Funds and Falcon Strategic Partners III, LP, Falcon Mezzanine Partners II, LP and FMP II Co-Investment, LLC (collectively, the “Falcon Funds”), (ii) 4,275 were issued to the Falcon Funds and Sankaty Credit Opportunities IV, LP in connection with the issuance of junior subordinated notes pursuant to a Securities Purchase Agreement by and among the Company, the Falcon Funds and Sankaty Credit Opportunities IV, LP, and (iii) 54,000 shares of Series E Preferred were issued to certain of the Bain Funds, Prides Capital Fund I LP (“Prides”) and RGIP, LLC in exchange for all of their existing Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred”). We used the proceeds from the sale of the Series E Preferred to partially finance our acquisition of Penn Foster.

Approval of Proposal 1 by our stockholders at the Special Meeting will result in the mandatory conversion of the 98,275 shares of Series E Preferred into approximately 100,774 shares of Series D Preferred (initially representing approximately 21,215,496 shares of our common stock on an as-converted basis). As a result of the exchange of all of our outstanding shares of Series C Preferred, which represented approximately 30.7% of our outstanding voting power, for shares of non-voting Series E Preferred on December 7, 2009, this dilution would represent approximately 38.6% of our voting power as of the date of the Special Meeting (based on the 33,727,272 shares of common stock outstanding as of December 31, 2009).

We chose to include the issuance of the Series E Preferred in partially financing the acquisition of Penn Foster because this form of financing provided timely access to the requisite equity capital at prices that we believe were competitive. Alternative sources of equity could have potentially been obtained, but at a risk of delaying completion of the acquisition of Penn Foster. For example, to have issued all the equity capital in the form of Series D Preferred or common stock would have required a stockholder vote prior to such issuance under the NASDAQ Marketplace Rules and thereby would have delayed completion of the transaction. Any delay in consummating the acquisition of Penn Foster would have subjected the transaction to risk of competing bidders or other risks to the successful consummation of the transaction. The institutional investors agreed to accept Series E Preferred in lieu of Series D Preferred provided we use our reasonable best efforts to obtain stockholder approval of the conversion of the Series E Preferred into Series D Preferred. We are now asking you for this approval.

Material Differences in the Terms of the Series E Preferred and Series D Preferred

The table below summarizes the material differences in the terms of the Series E Preferred and Series D Preferred. For a more detailed description of the terms of the Series E Preferred and the Series D Preferred, please see the section below entitled “—Material Terms of the Series E Preferred and Series D Preferred” beginning on page 12 of this Proxy Statement.

Term	Series E Preferred	Series D Preferred
Dividends	8% accumulating rate of return for first year and, thereafter, 12% on liquidation and redemption. Upon a conversion into shares of Series D Preferred, the 8% accumulating rate of return increases to 16% after the first year.	8% dividend through and until December 7, 2014 and terminating thereafter.

Term	Series E Preferred	Series D Preferred
Conversion

If stockholder approval is obtained at the Special Meeting or on or prior to December 7, 2010 then automatically converts into Series D Preferred.

If stockholder approval is obtained after December 7, 2010, then convertible into shares of Series D Preferred (i) at any time thereafter at each holder’s option or (ii) automatically upon election of a majority of the outstanding Preferred.

Convertible at any time at holder’s option into shares of common stock.

Liquidation Preference

Preference is pari passu with Series D Preferred and senior to common stock and any other junior securities.

Paid the greater of (i) $1,000 plus 8% accumulating rate of return for first year and 12% thereafter and (ii) the amount that would have been received if converted immediately prior to the liquidation event.

Preference is pari passu with Series E Preferred and senior to common stock and any other junior securities.

Paid the greater of (i) $1,000 plus accrued and unpaid dividends and (ii) the amount that would have been received if converted into common stock immediately prior to the liquidation event.

Voting	No voting rights except as required by applicable law and as set forth in Certificate of Designation.	Entitled to vote with the shares of common stock on an as-converted basis in addition to voting rights required by applicable law and as set forth in Certificate of Designation.

Preferred Holder’s Optional Redemption	At holder’s option upon election by at least 10% of the holders of Series E Preferred (i) after December 7, 2011 at (x) $1,000 plus the accumulating rate of return multiplied by (y) the quotient obtained by dividing the then current fair market value of the common stock by $4.75; provided that no more than 15% of Series E Preferred is redeemable per year; and (ii) after December 7, 2016 at a price per share equal to the greater of (x) $1,000 plus 8% accumulating rate of return for the first year and 12% thereafter and (y) $1,000 plus the accumulating rate of return thereon, multiplied by the quotient obtained by dividing the then current fair market value of the common stock by $4.75.	At holder’s option upon election by at least 10% of the Preferred holders after December 7, 2017 at a price per share equal to $1,000 plus accrued and unpaid dividends.

Change of Control Redemption	At any time on or within 120 days after a change of control, each holder shall have the right to redeem at a price per share equal to the greater of (i) $1,000 plus 8% accumulating rate of return for the first year and 12% thereafter and (ii) (x) $1,000 plus the accumulating rate of return multiplied by (y) the quotient obtained by dividing the then fair market value of the common stock by $4.75.	At any time on or within 120 days after a change of control, each holder shall have the right to redeem at a price per share equal to the greater of (i) the then current fair market value and (ii) $1,000 plus accrued and unpaid dividends.

Term	Series E Preferred	Series D Preferred
Company Optional Redemption	After December 7, 2014 and following 30 days of the Series E Preferred’s common stock equivalent value trading at or above a 300% premium, we may redeem all Series E Preferred at a price per share equal to the greater of (i) $1,000 plus 8% accumulating rate of return for the first year and 12% thereafter and (ii) ((x) $1,000 plus the accumulating rate of return multiplied by (y) the quotient obtained by dividing the then fair market value of the common stock by $4.75.	After December 7, 2014 and following 30 days of the Series D Preferred’s common stock equivalent value trading at or above a 300% premium, we may redeem all Series D Preferred at a price per share equal to $1,000 plus accrued and unpaid dividends.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve Proposal 1, then the 98,275 shares of Series E Preferred cannot be converted into shares of Series D Preferred (or our common stock) and they will remain outstanding. If such approval is not obtained by December 7, 2011, upon the election of the holders of at least 10% of the Series E Preferred, we will be required to redeem the Series E Preferred in cash (i) on or after December 7, 2011 at a price per share equal to $1,000 plus the accumulating rate of return thereon multiplied by the quotient obtained by dividing the then fair market value of the common stock by $4.75 and (ii) on or after December 7, 2016 at a price per share equal to the greater of (x) $1,000 plus an accumulating rate of return of 8.0% for the first year and 12.0% per year thereafter for all periods prior to such redemption and (y) $1,000 plus the accumulating rate of return thereon multiplied by the quotient obtained by dividing the then fair market value of the common stock by $4.75. The accumulating rate of return on the Series E Preferred is 8% for the first year and 12% annually thereafter upon a redemption or liquidation.

Additionally, if the stockholders do not approve the mandatory conversion, then our Board of Directors is obligated to continue to seek stockholder approval at subsequent meetings at our expense, including our 2010 Annual Meeting. The Series E Preferred converts into Series D Preferred on a one-to-one basis, before giving effect to the accumulating rate of return thereon. For conversion purposes, this accumulating rate of return is 8% for the first year and 16% annually thereafter. Accordingly, the longer after December 7, 2010 that the Series E Preferred remains outstanding prior to any stockholder approval of a mandatory conversion into Series D Preferred, the more substantial the voting power and the number of shares of Series D Preferred (and consequently, shares of common stock issuable upon conversion of the Series D Preferred) will become.

A copy of the Certificate of Designation of the Series E Preferred is included in this Proxy Statement as Annex A. For a more detailed description of the terms of the Series E Preferred and Series D Preferred, please see “—Material Terms of the Series E Preferred and Series D Preferred” beginning on page 12 of this Proxy Statement.

Effect of Stockholder Approval

If the stockholders approve the mandatory conversion of the Series E Preferred into shares of Series D Preferred at the Special Meeting, the existing 98,275 shares of Series E Preferred will be automatically converted, together with the accrued accumulating rate of return, on the date of the Special Meeting into approximately 100,774 shares of Series D Preferred (initially representing approximately 21,215,496 shares of our common stock on an as-converted basis). Former Series E Preferred holders will no longer be entitled to the escalating accumulating rate of return or the two-year optional redemption rights described above, but as holders of Series D Preferred they will be entitled to the preferential rights of the Series D Preferred, including dividends that accrue at a fixed rate of 8% until December 7, 2014 and terminate thereafter.

The Series D Preferred votes on an as-converted to common stock basis with the holders of common stock. As a result of the exchange of all of our outstanding shares of Series C Preferred, which represented approximately 30.7% of our outstanding voting power, for shares of non-voting Series E Preferred on December 7, 2009, this dilution would now represent approximately 38.6% of our voting power as of the date of the Special Meeting (based on the 33,727,272 shares of common stock outstanding as of December 31, 2009). The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. However, after the conversion of the Series E Preferred, we will no longer be obligated to pay the escalating accumulating rate of return on those shares and we will not be subject to the two-year redemption.

In addition, although neither the issuance of the Series D Preferred or shares of common stock upon conversion of the Series D Preferred would currently adversely affect our earnings (loss) per share given our current net loss position, if we were to generate substantial net income in the future then such issuances could expose our stockholders to dilution of our earnings per share. This could have a depressive effect upon the market value of our common stock. The future prospect of sales of significant amounts of shares held by the holders of the Series D Preferred could also affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. Moreover, a significant ownership held by one or a small group of holders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

A copy of the Certificate of Designation of the Series D Preferred is included in this Proxy Statement as Annex B. For a more detailed description of the terms of the Series E Preferred and Series D Preferred, please see “—Material Terms of the Series E Preferred and Series D Preferred” beginning on page 12 of this Proxy Statement.

Stockholder Approval Requirement for Proposal 1

Our common stock is listed on the NASDAQ Global Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the issuance of the Series E Preferred or the acquisition of Penn Foster, we are required under Marketplace Rule 5635(a) and (b) to seek stockholder approval for the conversion of the Series E Preferred into Series D Preferred.

NASDAQ Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including a private placement in which the proceeds are used to fund such an acquisition, where due to the present issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. The proceeds received by us from the issuance of the Series E Preferred were used to partially fund the acquisition of Penn Foster. Because the Series E Preferred, by its terms, is not convertible into shares of our common stock and does not vote on matters presented to the holders of our common stock, we were not required to obtain stockholder approval for the issuance of the Series E Preferred. However, the Series D Preferred, by its terms, is convertible into shares of our common stock at the option of the holder thereof and votes together with the common stock on matters presented to the holders thereof. Upon stockholder approval of Proposal 1 at the Special Meeting, the Series E Preferred will automatically convert into approximately 100,774 shares of Series D Preferred, which represents approximately 38.6% of our outstanding Common Stock on an as-converted to Common Stock basis. Therefore, we are requesting stockholder approval for Proposal 1 under this NASDAQ listing standard.

In addition, Marketplace Rule 5635(b) requires stockholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company. The conversion of the Series E Preferred to Series D Preferred would grant the Bain Funds, assuming conversion of such shares of Series D

Preferred to Common Stock as of the date of the Special Meeting, approximately 28% of our outstanding voting power. Prior to the exchange of our previously outstanding shares of Series C Preferred into shares of Series E Preferred, the Bain Funds held approximately 18.2% of our outstanding voting power. Under the NASDAQ Marketplace Rules this change in voting power is deemed to grant control and therefore, we are requesting stockholder approval for Proposal 1 under this NASDAQ listing standard.

Material Terms of the Series E Preferred and Series D Preferred

The following summary of the material terms of the Series E Preferred and Series D Preferred is qualified in its entirety by the Certificate of Designation of the Series E Preferred included in this Proxy Statement as Annex A and the Certificate of Designation of the Series D Preferred included in this Proxy Statement as Annex B.

Dividends

Until the shares of Series E Preferred Stock convert into shares of Series D Preferred, the holders of Series E Preferred will be entitled to receive, on each share of Series E Preferred, an accumulating rate of return of 8% during the first year, 12% per year thereafter if payable upon liquidation or redemption and 16% per year thereafter if payable upon conversion. In the event our Board of Directors declares a dividend payable upon our common stock, the holders of Series E Preferred shall be entitled, in addition to its accumulating rate of return, an amount of dividends that would be payable on the number of shares of common stock that the Series E Preferred is deemed convertible into.

The holders of Series D Preferred will be entitled to receive, on each share of Series D Preferred, 8% accruing dividends through and until December 7, 2014. In the event our Board of Directors declares a dividend payable upon our common stock, the holders of Series D Preferred shall be entitled, in addition to its accruing dividend, an amount of dividends that would be payable on the number of shares of common stock that the Series D Preferred is convertible into.

Conversion

If stockholder approval for the conversion of the Series E Preferred is obtained at the Special Meeting or on or prior to December 7, 2010, then all of the Series E Preferred automatically converts into Series D Preferred. If stockholder approval for the conversion of the Series E Preferred is obtained after December 7, 2010, then the Series E Preferred is convertible into shares of Series D Preferred (i) at any time thereafter at the option of a holder of Series E Preferred or (ii) automatically upon election of a majority of the outstanding shares of Series D Preferred and Series E Preferred. The shares of Series E Preferred are convertible into shares of Series D Preferred at a conversion rate per share equal to (i) $1,000 plus the accumulating rate of return thereon divided by (ii) $1,000 per share (subject to adjustment in certain customary circumstances).

The table below illustrates the approximate impact of the Series E Preferred accumulating rate of return if stockholder approval for the conversion is obtained at the Special Meeting on April 1, 2010 as compared to December 7, 2010:

Series E Preferred Conversion Stockholder Approval Date	Shares of Series D Preferred Issuable Upon Conversion of the Series E Preferred	Shares of Common Stock Issuable Upon Conversion of the Series D Preferred
April 1, 2010	100,774	21,215,496
December 7, 2010	106,137	22,344,632

The table below illustrates the impact of the Series E Preferred accumulating rate of return assuming stockholder approval for the conversion is obtained after December 7, 2010, and the subsequent optional conversion or mandatory conversion into Series D Preferred occurs on the dates specified below:

Series E Preferred Conversion Date	Shares of Series D Preferred Issuable Upon Conversion of the Series E Preferred	Shares of Common Stock Issuable Upon Conversion of the Series D Preferred
December 7, 2011	123,119	25,919,773
December 7, 2014	192,176	40,458,069
December 7, 2016	258,592	54,440,378

The shares of Series D Preferred are convertible at the option of the holder thereof into shares of common stock at a conversion rate per share equal to (i) $1,000 plus accrued and unpaid dividends thereon divided by (ii) 4.75 per share (subject to adjustment in certain customary circumstances).

Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Event”), holders of the Series E Preferred and Series D Preferred shall be entitled to receive liquidating distributions, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the common stock or any other junior securities. Subject to applicable law, after payment of the full amount of such liquidating distributions, any further distribution of the remaining assets of the Company shall be made ratably to the holders of shares of common stock.

Holders of Series E Preferred are entitled to a liquidating distribution per share equal to the greater of (i) $1,000 plus an 8% accumulating rate of return for the first year and 12% thereafter for all periods prior to such Liquidation Event, or (ii) the amount that would be payable in respect the shares of common stock into which each share of Series E Preferred would be deemed convertible into if all outstanding shares of (x) Series D Preferred were converted into common stock immediately prior to such Liquidation Event and (y) Series E Preferred were converted into the number of shares of common stock immediately prior to such Liquidation Event into which the Series E Preferred is then deemed to be convertible by dividing (i) $1,000 plus the accumulating rate of return thereon by (ii) the conversion price (initially $4.75 per share subject to adjustment in certain customary circumstances) in effect at the time of conversion (the “Series E Preferred Stock Deemed Conversion Ratio”).

Holders of Series D Preferred are entitled to a liquidating distribution per share equal to the greater of (i) $1,000 plus accrued and unpaid dividends thereon, or (ii) the amount that would be payable in respect of a share of common stock if all outstanding shares of (x) Series D Preferred were converted into common stock immediately prior to such Liquidation Event and (y) Series E Preferred were converted into the number of shares of common stock immediately prior to such Liquidation Event into which the Series E Preferred is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio described above.

Voting

The Series E Preferred will not have any voting rights except as provided by law or as set forth in the Certificate of Designation for the Series E Preferred, including the board representation rights and restrictive provisions described below.

In addition to any voting rights provided by law or as set forth in the Certificate of Designation for the Series D Preferred, including the board representation rights and restrictive provisions described below, each holder of Series D Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series D Preferred held by such holder are convertible on the record date for the vote on such matter at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

The Certificate of Designation for the Series E Preferred and the Certificate of Designation for the Series D Preferred each provide for the right of the holders of Series E Preferred and Series D Preferred to the exclusion of all other classes of our capital stock to elect two (2) individuals to serve on our board of directors. In addition, the terms of the Series E Preferred and the Series D Preferred also contain certain restrictive provisions that are substantially the same as the restrictive provisions for the Series C Preferred. These restrictive provisions prohibit us from, among other things, (i) creating or issuing any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series E Preferred or Series D Preferred; (ii) altering, amending or waiving our certificate of incorporation or by-laws in a manner that affects the rights, preferences or powers of the Series D Preferred or Series E Preferred; (iii) increasing or decreasing the number of authorized shares of Series D Preferred or Series E Preferred; (iv) declaring or paying any dividends on, or making any redemption of any capital stock, except for certain exceptions; (v) issuing any debt securities which are convertible into capital stock; (vi) except as set forth in the applicable Certificate of Designation, merging with or into or consolidating with any other person, except for mergers or consolidations involving the issuance of shares of our capital stock or cash not exceeding the thresholds specified in the applicable Certificate of Designation, or engage in any change of control transaction or (vii) hiring, terminating or replacing our Chief Executive Officer.

Series E Preferred and Series D Preferred Redemption

Upon the request of holders of 10% or more of the outstanding shares of Series E Preferred, each holder of Series E Preferred shall have the right to require the Company to redeem all or a portion of such holder’s Series E Preferred, in cash, (i) on or after December 7, 2011, at a price per share equal to the last closing bid price at the time of such redemption as reported on the market or exchange on which the common stock is listed on such redemption date multiplied by the Series E Preferred Stock Deemed Conversion Ratio and (ii) on or after December 7, 2016 at a price per share equal to the greater of (x) $1,000 plus the accumulating rate of return of 8.0% for the first year and 12.0% per year thereafter for all periods prior to such redemption and (y) the last closing bid price at the time of such redemption as reported on the market or exchange on which the common stock is listed on such redemption date multiplied by the Series E Preferred Stock Deemed Conversion Ratio.

Upon the request of holders of 10% or more of the outstanding shares of Series D Preferred and Series E Preferred, each holder of Series D Preferred shall have the right to require the Company to redeem all or a portion of such holder’s Series D Preferred, in cash, on or at any time after December 7, 2017, at a redemption price per share of Series D Preferred equal to $1,000 plus accrued and unpaid dividends thereon.

Change of Control Redemption

At any time on or before 120 days after the occurrence of a change of control, each holder of Series E Preferred shall have the right to require the Company to redeem all or a portion of such holder’s Series E Preferred, in cash, at a price per share equal to the greater of (x) $1,000 plus the accumulating rate of return of 8.0% for the first year and 12.0% per year thereafter for all periods prior to such redemption and (y) the last closing bid price at the time of such redemption as reported on the market or exchange on which the common stock is listed on such redemption date multiplied by the Series E Preferred Stock Deemed Conversion Ratio.

At any time on or within 120 days after the occurrence of a change of control, each holder of Series D Preferred shall have the right to require the Company to redeem all or a portion of such holder’s Series D Preferred for cash at a redemption price per share of Series D Preferred Stock equal to the greater of (i) the fair market value of the common stock as of the date of the change of control and (ii) $1,000 plus all 8% accrued and unpaid dividends thereon.

If a change of control redemption occurs prior to December 7, 2014, the redemption of the Series E Preferred and the Series D Preferred will include all dividends on such shares that would have accrued through and including December 7, 2014.

Company Redemption

If (i) at any time on or after December 7, 2014, the deemed common stock equivalent value for the Series E Preferred, for 30 consecutive trading days beginning after December 7, 2014, is at least 300% of its original purchase price, or $14.25 per share of common stock, as specified in the Certificate of Designation for the Series E Preferred and (ii) the Company simultaneously exercises its right to redeem at the same time all (but not less than all) of the then outstanding Series D Preferred (if any), then, upon written notice of the proposed redemption to all holders of Series E Preferred given no later than ten days following the end of such 30 consecutive trading day period and at least 30 days prior to the proposed redemption date, the Company shall have the right to redeem all (but not less than all) of the outstanding shares of Series E Preferred at a redemption price per share of Series E Preferred payable in cash equal to the greater of (i) $1,000 plus an amount equal to an 8% accumulating rate of return for the first year and a 12% accumulating return for each year thereafter prior to such redemption and (ii) the last closing bid price at the time of such redemption as reported on the market or exchange on which the common stock is listed on such redemption date multiplied by the number of shares of common stock into which each share of Series E Preferred is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio.

If (i) at any time on or after December 7, 2014, the deemed common stock equivalent value for the Series D Preferred, for 30 consecutive trading days beginning after December 7, 2014, is at least 300% of its original purchase price, or $14.25 per share of common stock, as specified in the Certificate of Designation for the Series D Preferred and (ii) the Company simultaneously exercises its right to redeem at the same time all (but not less than all) of the then outstanding Series E Preferred (if any), then, upon written notice of the proposed redemption to all holders of Series D Preferred given no later than ten days following the end of such 30 consecutive trading day period and at least 30 days prior to the proposed redemption date, the Company shall have the right to redeem all (but not less than all) of the outstanding shares of Series D Preferred at a redemption price per share of Series D Preferred payable in cash equal to $1,000 plus all accrued and unpaid dividends thereon.

Rights of First Offer and Tag Along Rights

Holders of shares of Series E Preferred and Series D Preferred have a right of first offer on, and tag-along rights with, any transfer by any holder of Series E Preferred and Series D Preferred who (together with its affiliates) owns more than 10% of the shares of Series E Preferred and Series D Preferred.

Investor Rights Agreement—Registration Rights and Pre-Emptive Rights

The holders of Series D Preferred and Series E Preferred will receive customary demand and piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Series D Preferred; provided that, holders of at least 12.5% of the shares of common stock issuable upon conversion of the Series D Preferred and Series E Preferred are required to exercise a demand registration.

If the Company proposes to offer any equity securities, securities convertible into equity securities, or options or warrants therefor, the holders of Series D Preferred and Series E Preferred shall have the right to purchase their pro rata portion of such securities (based on total ownership) calculated on an as converted (including a deemed as converted) basis. These rights will not apply to certain customary issuances, such as: (i) to employees, directors or consultants of the Company pursuant to the Company’s stock option plans; (ii) upon the exercise of options, warrants or convertible securities; or (iii) in connection with certain business acquisitions, mergers or strategic partnerships.

Series E Preferred Offering

The Series E Preferred was not registered with the Securities and Exchange Commission (the “SEC”) and was issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.

Insider Participation in Private Placement

Prior to our private placement of the Series E Preferred on December 7, 2009, the Bain Funds and Prides held an aggregate of 39,600 and 20,000 shares of Series C Preferred, respectively, which represented approximately 18.2% and 10.1%, respectively, of our outstanding voting power on December 7, 2009, the date of the exchange of the Series C Preferred for shares of Series E Preferred. Upon the exchange of their existing Series C Preferred for 35,640 and 18,000 shares, respectively, of Series E Preferred, the Bain Funds no longer hold any voting shares of The Princeton Review and Prides continued to hold 1,008,273 shares of our common stock. If the conversion of the Series E Preferred into Series D Preferred is approved by our stockholders, the Bain Funds and Prides will hold an aggregate of approximately 62,182 and 18,458 shares of Series D Preferred, respectively, representing approximately 28% and 10.3%, respectively, of our outstanding voting power based on the 33,727,272 shares of common stock outstanding as of December 31, 2009. These shares would be in addition to the existing shares of our common stock already held by Prides. For additional details regarding the ownership interests of the Bain Funds and Prides see “Ownership of Securities” beginning on page 37 of this Proxy Statement.

In connection with the issuance of the Series E Preferred, we paid the Bain Funds a transaction fee of $700,000. In addition, we reimbursed the Bain Funds and Prides for the fees of their respective counsel.

Two of our directors, Jeffrey R. Crisan and Michael A. Krupka, are affiliated with the Bain Funds, a participant in the private placement of Series E Preferred.

In considering the recommendation of our Board of Directors to approve the conversion of the Series E Preferred into Series D Preferred, you should be aware that if Proposal 1 is approved at our Special Meeting, the Series E Preferred holders will receive voting securities that are convertible into shares of our common stock. The shares of common stock issuable upon conversion of the Series D Preferred are expected to be listed on The NASDAQ Global Market and will therefore be a more liquid security than the Series E Preferred.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CONVERSION OF OUR OUTSTANDING SERIES E PREFERRED INTO SHARES OF SERIES D PREFERRED.

ACQUISITION OF PENN FOSTER

On December 7, 2009, we completed the acquisition of all of the outstanding capital stock of Penn Foster. Upon completion of the acquisition Penn Foster became a wholly-owned subsidiary of The Princeton Review. This transaction has been completed and did not require stockholder approval in order to be completed. Although this proxy statement does not relate directly to a stockholder vote for the Company’s acquisition of Penn Foster, the following sets forth certain information about Penn Foster and the acquisition.

Terms of the Penn Foster Acquisition

The acquisition was completed pursuant to a stock purchase agreement, dated as of October 16, 2009, among Penn Foster Holdings, LLC (“Seller”), certain members of Seller and Penn Foster. In consideration for the sale of all of the capital stock of Penn Foster by Seller, the Company paid to the Seller an aggregate purchase price in cash of $170 million plus an estimated working capital payment of approximately $6.2 million, which amount is subject to potential post-closing adjustments. During a period that, absent a dispute, should take no longer than 90 days following the closing of the acquisition, The Princeton Review, Penn Foster and Seller will mutually determine any adjustments to the estimated working capital. Pursuant to the stock purchase agreement, 5% of the purchase price was placed into an escrow account for a period of 12 months following the closing date as security for Seller’s indemnification obligations under the stock purchase agreement.

The stock purchase agreement contained a number of representations and warranties made by Penn Foster and Seller on the one hand, and The Princeton Review on the other hand. The assertions embodied in the representations and warranties contained in the stock purchase agreement are qualified by information in disclosure schedules provided by Penn Foster and The Princeton Review to each other in connection with the signing of the stock purchase agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the stock purchase agreement. Moreover, some of the representations and warranties in the stock purchase agreement were used for the purpose of allocating risk between Penn Foster and The Princeton Review rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the stock purchase agreement as characterizations of the actual state of facts about Penn Foster and The Princeton Review.

The stock purchase agreement also contained a number of mutual covenants by Penn Foster and The Princeton Review with respect to their conduct prior to closing the acquisition. In addition, among other post closing covenants of The Princeton Review and Seller, Seller agreed that, for a period of two years following the closing of the acquisition, it would, not solicit, encourage or hire any employee of Penn Foster or disclose any confidential information concerning the business and affairs of Penn Foster.

The stock purchase agreement provides for $8,500,000 of the aggregate purchase price to be placed in escrow to secure certain claims for indemnification that may be made under the stock purchase agreement. Under the stock purchase agreement, The Princeton Review is entitled to indemnification from Seller for any tax liabilities of Penn Foster for any pre-closing tax period and for breaches by Penn Foster or Seller of representations, warranties or covenants contained in the stock purchase agreement. Seller is entitled to indemnification from The Princeton Review for any misrepresentation or breach of warranty by The Princeton Review under the stock purchase agreement. The maximum aggregate liability of Seller to The Princeton Review under the stock purchase agreement is limited to $12,750,000, except for liability for breaches by Seller and Penn Foster of representations, warranties and covenants related to the certain excepted representations, such as taxes, title and ownership of shares and authority, as to which Seller’s maximum aggregate liability shall be limited to the aggregate amount of proceeds actually received by Seller in respect of the purchase price. Any amounts remaining in escrow minus the aggregate amount of any pending claims will be released and distributed to Seller pursuant to joint written instructions from Seller and The Princeton Review on December 7, 2010.

The stock purchase agreement provides that each party is responsible for its own expenses incurred in connection with the stock purchase agreement.

Interest of Certain Persons in the Merger

Except as disclosed above in “—Approval of the Conversion of Series E Preferred into Series D Preferred pursuant to the Marketplace Rules of the NASDAQ Stock Market— Insider Participation in Private Placement” with respect to interests in connection with the issuance of the Series E Preferred, none of our officers and directors or their associates received any direct or indirect benefit as a result of the acquisition that would not be realized by holders of our common stock generally.

Regulatory Approvals

The acquisition was subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and the Investment Canada Act. Both approvals were obtained prior to the consummation of the transaction on December 7, 2009.

Accounting Treatment

The acquisition has been accounted for as a purchase under Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the results of Penn Foster have been included in the consolidated financial statements of the Company since the date of acquisition.

Material Federal Income Tax Consequences

The consideration paid to the Seller in the acquisition will generally be taxable for U.S. federal income tax purposes. There are no U.S. federal income tax consequences to a holder of our stock as a result of the acquisition.

Past Contracts, Transactions or Negotiations

The terms of the Stock Purchase Agreement are the result of arm’s-length negotiations between representatives of The Princeton Review and Penn Foster. The following is a summary of the background of these negotiations and the acquisition.

In June 2009, through an unsolicited inbound inquiry from Signal Hill Capital Group LLC (“Signal Hill”), Michael J. Perik, President and Chief Executive Officer of The Princeton Review, learned that Signal Hill was managing a targeted competitive sale process to sell Penn Foster Education. All of the capital stock of Penn Foster was owned by Seller, which was controlled by The Wicks Group of Companies, L.L.C. (“Wicks”), a private equity firm. No proposals were made or agreements reached during this conversation.

On June 24, 2009, The Princeton Review and Signal Hill, on behalf of Penn Foster, executed a confidentiality agreement pertaining to The Princeton Review’s evaluation of a potential acquisition of Penn Foster and participation in the competitive sale process.

On or about June 26, 2009, Signal Hill provided The Princeton Review with a confidential information memorandum containing information regarding Penn Foster and its business. At that time, Signal Hill also invited The Princeton Review to submit an indication of interest regarding a potential acquisition of Penn Foster based on the information contained in the confidential information memorandum.

Between June 26 and July 22, 2009, members of The Princeton Review’s management team conducted a limited due diligence review of Penn Foster and its business based on material provided by Signal Hill.

On July 22, 2009, The Princeton Review submitted to Signal Hill a non-binding preliminary indication of interest for the acquisition of Penn Foster, subject to further diligence and negotiation of definitive transaction documents.

Between July 22 and 27, 2009, members of The Princeton Review’s management team had discussions with Signal Hill regarding the status of The Princeton Review’s July 22, 2009 indication of interest, the sale process generally and that The Princeton Review would need to strengthen the terms of its indication of interest in order to remain a participant in the sale process. Among other things, Signal Hill indicated to The Princeton Review that the Seller was seeking all cash offers.

On July 27, 2009, The Princeton Review submitted a revised non-binding preliminary indication of interest for the acquisition of Penn Foster, which, among other things, provided that the purchase price would be paid in cash and was subject to further diligence and negotiation of definitive transaction documents.

Throughout July and August 2009, The Princeton Review conducted limited due diligence on Penn Foster and its business.

On August 12, 2009, Penn Foster and its legal advisors, Nixon Peabody LLP (“Nixon Peabody”), provided an initial draft of the proposed stock purchase agreement to The Princeton Review.

On August 14, 2009, Signal Hill, on behalf of Penn Foster and Wicks, sent a bid instruction letter to Mr. Perik, in which The Princeton Review was invited to submit, no later than September 30, 2009, a final binding, definitive offer to acquire Penn Foster.

On August 24, 2009, The Princeton Review and its legal advisors, Goodwin Procter LLP (“Goodwin Procter”), were granted access to a virtual data room that was created in connection with the Penn Foster sale process. The Princeton Review and Goodwin Procter began due diligence activities regarding Penn Foster and its business.

Beginning in August 2009, The Princeton Review, with the assistance of its financial advisor, UBS Investment Bank (“UBS”), began exploring debt and equity financing alternatives to fund the potential acquisition of Penn Foster.

During the period between August 24 and October 16, 2009, representatives of The Princeton Review and its advisors conducted due diligence on Penn Foster and numerous teleconferences were held and other communications were made among various representatives and legal advisors to The Princeton Review and Penn Foster regarding diligence matters. Also during this period, members of The Princeton Review’s management reviewed with representatives of Goodwin Procter and UBS the business and legal diligence process and the results of The Princeton Review’s review of Penn Foster.

From the week of September 7, 2009 through September 30, 2009, members of the Princeton Review management, with the assistance of UBS and Goodwin Procter, had frequent and extensive negotiations regarding financial and other terms with several potential sources of debt and equity financing and their respective advisors.

On September 23, 2009, The Princeton Review board held a special meeting in Boston, Massachusetts, at which members of The Princeton Review’s management and financial and legal advisors were present. At the meeting, Mr. Perik updated the board on The Princeton Review’s progress related to the potential submission of a revised offer to acquire Penn Foster, including recent discussions with Signal Hill. Mr. Perik also updated the board on potential sources of funding for the transaction and the progress made to date with potential financing sources. The board discussed the strategic rationale for the potential acquisition, including, among other things, the benefits to The Princeton Review of certain of Penn Foster’s technology infrastructure, potential synergies and opportunities to reduce costs in a combined entity, potential growth opportunities available to a combined entity, and the experience of The Princeton Review’s management in executing acquisitions and successful integrations. UBS reported to the board on its preliminary valuation and financing analyses and other related matters with respect to the proposed acquisition and related financing arrangements. The Princeton Review board discussed the various financing alternatives available to fund the acquisition and the various risks related thereto. The directors also discussed their fiduciary duties, receiving advice from Goodwin Procter on the subject. The board agreed to convene again before The Princeton Review submitted a further revised non-binding offer to acquire of Penn Foster.

On September 29, 2009, The Princeton Review board held a special telephonic meeting at which members of The Princeton Review’s management and financial and legal advisors were present. At the meeting, The Princeton Review’s management and its advisors updated the board on the progress of the revised offer to acquire Penn Foster, including the anticipated timing for submitting the revised offer and securing commitments from financing sources for senior and mezzanine level debt and equity financing. UBS reviewed with the board its analyses with respect to the proposed acquisition and the related financing arrangements. The Princeton Review board decided to hold another meeting the following day in advance of the submission of a revised non-binding offer to acquire Penn Foster.

On September 30, 2009, The Princeton Review board held a special telephonic meeting at which members of The Princeton Review’s management and financial and legal advisors were present. At the meeting, the directors discussed the strategic rationale for the potential acquisition and the various terms of the potential financings. The directors also discussed the terms of the proposed non-binding offer and the proposed purchase price and financing related thereto. The Princeton Review board authorized management to proceed with the submission of the non-binding offer to acquire Penn Foster and to proceed with obtaining commitments for financing, all substantially on the terms discussed by the board.

On September 30, 2009, The Princeton Review submitted to Signal Hill a non-binding offer to acquire Penn Foster, together with a revised draft of the stock purchase agreement, a revised draft of the related disclosure schedules and copies of documents evidencing the financing commitments. Prior to submitting the non-binding offer, The Princeton Review obtained financing commitments from various financing sources in connection with its offer to acquire Penn Foster, which were comprised of commitments for senior debt financing, mezzanine debt financing and equity financing.

Between October 1 and 4, 2009, members of The Princeton Review’s management and its advisors engaged in discussions with Signal Hill regarding modifications to The Princeton Review’s September 30, 2009 offer that Signal Hill and Penn Foster viewed as required in order for The Princeton Review to remain a participant in the sale process. During that time, The Princeton Review’s management discussed these matters extensively with its financial and legal advisors.

On October 5, 2009, The Princeton Review submitted to Signal Hill a revised non-binding offer to acquire Penn Foster, together with a revised draft of the stock purchase agreement and a revised draft of the related disclosure schedules. In the revised offer, The Princeton Review, among other things, increased the proposed purchase price, reduced the proposed escrow amount and required a two week exclusivity period during which the parties would negotiate definitive transaction documents.

On October 6, 2009, members of The Princeton Review’s management, UBS and Goodwin Procter met with representatives of Penn Foster, Signal Hill and Nixon Peabody in New York, New York. At the meeting, among other things, the parties discussed the timetable for the potential acquisition and negotiated various terms of the stock purchase agreement and related documents.

On October 6 and 7, 2009, The Princeton Review and Penn Foster, through their respective legal advisors, negotiated a revised non-binding offer for The Princeton Review to acquire Penn Foster. The revised offer, which was executed on October 7, 2009, incorporated the terms from The Princeton Review’s October 5, 2009 revised offer and in addition, among other things, provided for a ten day exclusivity period during which the parties would negotiate definitive transaction documents and summarized certain terms of stock purchase agreement that the parties agreed to in principle at their meeting on October 6, 2009.

From October 7 through October 16, 2009, the management teams, financial advisors and legal advisors of The Princeton Review and Penn Foster had frequent negotiations regarding the terms of the stock purchase agreement and related documents and numerous discussions regarding due diligence matters. During that period, representatives of The Princeton Review management reviewed with representatives of Goodwin Procter the business and legal due diligence process and results of The Princeton Review’s review of Penn Foster, and The Princeton Review’s financing sources and their respective advisors conducted extensive due diligence on Penn Foster, The Princeton Review and their respective businesses. Also during that period, several drafts of the stock purchase agreement and related documents were exchanged between the legal advisors, and various financial, operational and legal due diligence items related to Penn Foster were exchanged among and analyzed and evaluated by the parties and their advisors. The parties discussed and negotiated various issues, including without limitation, the scope of the representations and warranties, the benefits and equity awards of Penn Foster’s employees following the transaction, the conduct of Penn Foster’s business between signing and closing of the transaction, regulatory matters (including necessary antitrust filings), the parties respective conditions to closing (in particular The Princeton Review’s obligation to finance the cash purchase price) and the indemnification obligations of the Seller and its owners following the closing of the transaction. Also during that period, representatives of The Princeton Review management, together with its legal and financial advisors had frequent negotiations with the debt and equity financing sources and their respective advisors regarding the terms of the financing arrangements to fund the cash consideration of the Penn Foster acquisition.

On October 15, 2009, The Princeton Review’s board held a special meeting in Boston, Massachusetts at which members of The Princeton Review’s management and financial and legal advisors were present. Prior to the meeting, The Princeton Review’s board received various documents, including UBS’ updated financial analyses of the proposed acquisition and the financings related thereto and summaries of the terms of the proposed financing commitment letters with the various financing sources. At the meeting, members of The Princeton Review’s management and representatives of Goodwin Procter updated the board on the negotiations with Penn Foster and the debt and equity financing sources. The directors reviewed their fiduciary duties under the present circumstances and considered the strategic rationale for, and the potential benefits and risks of, the proposed acquisition of Penn Foster including the terms of the proposed debt and equity financing arrangements. The Princeton Review’s management, UBS and Goodwin Procter also reviewed with the board the proposed terms of the stock purchase agreement and the other related transaction documents and the proposed terms of the debt and equity financing commitment letters. Following these presentations, the board conducted a careful consideration of the stock purchase agreement and terms of the related financing transactions and a lengthy discussion of matters related to the proposed transactions. Following these additional discussions and deliberations, The Princeton Review’s board adopted and approved the stock purchase agreement, the acquisition, the financing commitment letters and the transactions contemplated thereby. The Princeton Review’s board authorized the appropriate officers of The Princeton Review to execute and deliver the stock purchase agreement, the financing commitment letters and the related transaction documents and to take any other actions required in consideration therewith.

On October 16, 2009, The Princeton Review, the Seller, Penn Foster and certain owners of the Seller executed the stock purchase agreement. The Princeton Review also entered into commitment letters to fund the cash purchase consideration for the acquisition of Penn Foster and pay certain fees and expenses in connection with acquisition. The Princeton Review issued a press release announcing the execution of the stock purchase agreement on October 19, 2009. These matters were previously disclosed by The Princeton Review on Form 8-K filed with the SEC on October 21, 2009.

On December 7, 2009, The Princeton Review’s acquisition of Penn Foster closed. Also on December 7, 2009, in connection with the closing of the acquisition, The Princeton Review executed definitive financing agreements related to the debt and equity financings with the various financing parties, as previously disclosed by The Princeton Review on Form 8-K filed with the SEC on December 8, 2009. The Princeton Review issued a press release announcing the closing of the acquisition and entry into the definitive financing agreements on December 8, 2009.

Description of Business

For information regarding The Princeton Review’s business, please see Item 1 of The Princeton Review’s annual report on Form 10-K, for the fiscal year ended December 31, 2008, as filed with the SEC on March 16, 2009.

Penn Foster is a provider of consumer-based distance education that allows individuals to earn a high school diploma, career diploma, or specialized associate degree. Penn Foster offers courses in the medical fields, engineering, information technology, business and other customized training solutions for businesses. Penn Foster offers students an affordable alternative to traditional campus-based institutions through three primary educational institutions: Penn Foster Career School; Penn Foster College; and Penn Foster Virtual High School. Each institution offers students flexibility in scheduling the start date of enrollment, scheduling lessons and completing coursework. Penn Foster’s courses include hard copy materials and access to materials, instructors, and other resources via the Internet. Penn Foster uses the services of over 130 faculty members who provide on-demand support for all course offerings via email, message boards, webinars and telephone.

Prior to the acquisition, Penn Foster was a private company owned 100% by Seller. Accordingly, there was no public market for the shares of Penn Foster. The address for Penn Foster is 925 Oak Street, Scranton, Pennsylvania 18515. Penn Foster also maintains an office in Montreal, Canada.

Financial And Other Information

We are incorporating by reference the financial and other information required to be included in this proxy statement pursuant to the provisions of the section entitled “Where You Can Find More Information” on page 40 of this Proxy Statement.

Penn Foster had, since its inception, been a closely held private company and, as such, had never been subject to the financial reporting requirements under the Securities Exchange Act of 1934 and its management and financial accounting staff had never completed annual financial statements containing the level of detailed disclosure required for SEC reporting purposes, nor the other disclosures required in a Management’s Discussion and Analysis of Financial Condition and Results of Operation section. Accordingly, certain information as it relates to Penn Foster as a stand-alone entity has been omitted from this Proxy Statement.

SELECTED FINANCIAL DATA

(in thousands, except per share amounts)

The selected financial data for the period from January 1, 2009 to December 7, 2009, year ended December 31, 2008 and period from March 27, 2007 (inception) to December 31, 2007 was derived from Penn Foster’s consolidated financial statements that have been audited by PricewaterhouseCoopers LLP (2009) and KPMG LLP (2008 and 2007) and are contained in our amended Current Report on Form 8-K/A, filed on February 19, 2010. The selected financial information presented below should be read in conjunction with Penn Foster’s audited consolidated financial statements and related notes contained in the Form 8-K/A filed by the Company with the SEC, which we have incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 40 of this Proxy Statement.

	Period from January 1, 2009 to December 7, 2009	Year ended December 31, 2008		Period from March 27, 2007 (inception) to December 31, 2007
Statement of Operations Data:
Revenues	$90,408	$89,439		$60,055
Operating (loss) income from continuing operations (a)	(3,066)	8,188		6,607
(Loss) income from continuing operations (a)	(4,886)	4,052		3,906

Net (loss) income per share	(b )	(b	)	(b	)

(a)	The period from January 1, 2009 to December 7, 2009 includes $13.7 million of operating expenses associated with the sale of Penn Foster to us.
(b)	Penn Foster was a privately held corporation with 100 shares of common stock issued and outstanding from March 27, 2007 (inception) through December 7, 2009. We did not present net (loss) income per share data for the periods presented as it is not considered meaningful.

	As of December 7, 2009	As of December 31, 2008	As of December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$7,064	$5,882	$4,949
Total assets	86,031	77,429	77,201
Long-term debt, including current portion	9,060	17,374	18,500
Deferred tax liabilities	7,622	7,659	1,124
Stockholder's equity	36,856	28,254	23,984

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(In thousands, except per share amounts)

The following tables show selected summary unaudited pro forma combined financial information as if the following entities had been combined as of January 1, 2008 for statement of operations purposes: The Princeton Review; Penn Foster; TPR SoCal I, Inc., TPR SoCal, LLC, The Princeton Review of Orange County, Inc., and LeComp Co. Inc. (collectively, “SoCal”); and Test Services, Inc. (“TSI”). The following tables also show selected summary unaudited pro forma combined financial information as if The Princeton Review and Penn Foster had been combined as of September 30, 2009 for balance sheet purposes.

The selected summary unaudited pro forma combined financial information of The Princeton Review, Penn Foster, SoCal and TSI is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The fair value of the assets and liabilities acquired from Penn Foster and the identification and valuation (if applicable) of embedded derivatives associated with the related financings are dependent upon certain valuations and studies that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and subject to future adjustment. The selected summary pro forma combined financial statements only include the historical or pro forma financial information for SoCal and TSI for the year ended December 31, 2008 as each were acquired by The Princeton Review during fiscal 2008. The financial statements for 2009 for these companies are included in our 2009 financial statements.

The selected unaudited pro forma combined financial data for the nine months ended September 30, 2009 and the year ended December 31, 2008 was derived from The Princeton Review Inc.’s unaudited pro forma combined financial statements that are contained elsewhere in this proxy statement. The selected financial information presented below should be read in conjunction with The Princeton Review Inc.’s unaudited pro forma combined financial statements and related notes set forth below on page 26 of this Proxy Statement. The selected unaudited pro forma data is presented for illustrative purposes only and is not necessarily indicative of our operating results or financial position that would have occurred if each transaction had been consummated as of January 1, 2008 for statements of operations purposes or September 30, 2009 for balance sheet purposes, nor are they necessarily indicative of our future operating results or financial position.

	Nine months ended September 30, 2009 (1)	Year ended December 31, 2008 (1)(2)
Pro Forma Statement of Operations Data:
Revenues	$184,124	$236,896
Operating income (loss) from continuing operations	964	(7,613)
Loss from continuing operations	(23,594)	(38,150)

Loss from continuing operations per common share	$(0.97)	$(1.47)

	As of September 30, 2009 (1)
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$19,106
Total assets	388,314
Long-term debt, including current portion	147,846
Deferred tax liabilities	30,181
Series E preferred stock	96,627
Stockholders’ equity	57,293

(1)

On December 7, 2009, we acquired all of the issued and outstanding shares of capital stock of Penn Foster and its subsidiaries. The consideration paid was $176.2 million in cash. To finance the acquisition, we (i) borrowed $40.0 million through a term loan under a credit agreement entered into with General Electric Capital Corporation (ii) borrowed $51.0 million under a senior subordinated note purchase agreement entered into with Sankaty Credit Opportunities IV, LP (“Sankaty”) and Falcon Mezzanine Partners II (and certain of its affiliates) (“Falcon”), (iii) borrowed $25.5 million in junior subordinated debt under a securities purchase agreement entered into with Sankaty and Falcon, (iv) borrowed $40.8 million under a bridge note purchase agreement entered into with Sankaty, and (v) issued an aggregate of 98,275 shares of Series E Non-Convertible Preferred Stock (“Series E Preferred Stock”) with a stated value of $1,000 per share, including 54,000 shares of Series E Preferred Stock in exchange for all outstanding Series C Convertible Preferred Stock.

(2)	On July 24, 2008, pursuant to agreements by and among us, SoCal and certain stockholders of SoCal, we acquired Princeton Review franchises in southern California, Utah and New Mexico. The consideration paid was 719,149 shares of our common stock and approximately $26.7 million in cash. Our common stock was valued at $5.7 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced. In addition, on March 7, 2008, pursuant to the Agreement and Plan of Merger with Alta Colleges, Inc. (“Alta”), Test Services, Inc. (“TSI”) became a wholly owned subsidiary of The Princeton Review, and Alta received purchase consideration consisting of $4.6 million in cash and 4,225,000 shares of our common stock. Our common stock was valued at $35.4 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

Penn Foster acquisition

On December 7, 2009 (the “Closing Date”), The Princeton Review, Inc. (the “Company” or “Princeton Review”) acquired all of the issued and outstanding shares (the “Shares”) of capital stock of Penn Foster Education Group, Inc. and its subsidiaries (“Penn Foster”). The acquisition was completed pursuant to a Stock Purchase Agreement (the “Acquisition Agreement”) among Penn Foster Holdings, LLC (“Seller”), certain members of Seller and Penn Foster. In consideration for the sale of Shares by Seller, the Company paid to the Seller an aggregate purchase price in cash of $170.0 million plus an estimated working capital payment of approximately $6.2 million, which is subject to potential post-closing adjustments. Pursuant to the Acquisition Agreement, 5% of the purchase price was placed into an escrow account for a period of 12 months following the Closing Date as security for Seller’s indemnification obligations under the Acquisition Agreement.

To finance the acquisition, the Company (i) borrowed $40.0 million through a term loan under a credit agreement entered into with General Electric Capital Corporation (ii) borrowed $51.0 million under a senior subordinated note purchase agreement entered into with Sankaty Credit Opportunities IV, LP (“Sankaty”) and Falcon Mezzanine Partners II (and certain of its affiliates) (“Falcon”), (iii) borrowed $25.5 million in junior subordinated debt under a securities purchase agreement entered into with Sankaty and Falcon, (iv) borrowed $40.8 million under a bridge note purchase agreement entered into with Sankaty, and (v) issued an aggregate of 98,275 shares of Series E Non-Convertible Preferred Stock (“Series E Preferred Stock”) with a stated value of $1,000 per share, including 54,000 shares of Series E Preferred Stock in exchange for all outstanding Series C Convertible Preferred Stock.

TPROC acquisition

On July 24, 2008, the Company acquired Princeton Review’s franchises in southern California, Utah, and New Mexico pursuant to the following agreements:

•

An Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Princeton Review, TPR SoCal I, Inc. (“Sub I”) , a Delaware corporation and a wholly owned subsidiary of Princeton Review, TPR SoCal, LLC (“Sub II”), a Delaware limited liability company and a wholly-owned subsidiary of Princeton Review, The Princeton Review of Orange County, Inc. (“TPROC”), and the sole stockholder of TPROC, Paul Kanarek (“PK”).

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II, LeComp Co. Inc. (“LeComp”), a California corporation, and the sole stockholder of LeComp.

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II and PK.

Pursuant to the Merger Agreement, Sub I merged into TPROC and then TPROC merged into Sub II, with Sub II continuing as a wholly owned subsidiary of Princeton Review. Sub II subsequently changed its name to the Princeton Review of Orange County, LLC. Princeton Review also purchased certain franchise rights and also assumed certain related liabilities from LeComp and PK.

The consideration paid for the above transactions, (collectively the “TPROC Acquisition”), was 719,149 shares of common stock of Princeton Review and approximately $25.4 million in cash. The common stock of Princeton Review was valued at $5.7 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

The financial statements of TPROC include the combined results of locations operated under franchise agreements between Princeton Review and PK, TPROC, and LeComp. The operations of the locations that were subject to the aforementioned franchise agreements were managed as one business. All of these operations were under the common control of PK. The sole shareholder of the TPROC was PK. The sole shareholder of LeComp, Lloyd Eric Costen (“LEC”), and PK historically ran the operations of all locations on a combined basis and divided the profits and losses of the combined business. PK was the Managing Director of all the locations subject to the Princeton Review franchise agreements with LeComp, and LEC did not have the ability to replace PK as the Managing Director. Accordingly, the results of TPROC include the combined results of all locations that were operated under franchise agreements between Princeton Review and TPROC, PK, and LeComp.

TSI acquisition

On March 7, 2008, the Company entered into a Merger Agreement with Alta Colleges, Inc. (“Alta”). Under the terms of the agreement, Test Services, Inc. (“TSI”) became a wholly owned subsidiary of Princeton Review, and Alta received purchase consideration consisting of $4.6 million in cash and 4,225,000 shares of common stock of Princeton Review (the “Alta Shares”). The Alta Shares were valued at $35.4 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced. In the event that the aggregate value of the Alta Shares, plus $4.6 million, is less than $36.0 million, Princeton Review may become obligated to pay additional consideration to Alta (the “Additional Consideration”). The final transaction value determination is to be made upon the earliest of (1) the date on which Alta sells the last of the Alta Shares, (2) the date on which Princeton Review, by merger or otherwise, is sold in a transaction that results in a change in control of Princeton Review as defined in the TSI agreement, or a sale of all or substantially all of Princeton Review’s assets, or (3) March 31, 2010. At such time, a final evaluation of the value of the Alta Shares will be made, and if the final value of such shares, plus $4.6 million in cash, is less than $36.0 million, a number of additional shares of Princeton Review common stock equal to the shortfall of such value below $36.0 million, calculated in accordance with the TSI Merger Agreement, shall be issued to Alta, subject to certain exceptions set forth in the TSI Merger Agreement. Princeton Review may also elect to pay any of the Additional Consideration in cash instead of issuing shares of Princeton Review common stock, subject to certain exceptions set forth in the TSI Merger Agreement. The maximum amount of Additional Consideration as determined in accordance with the TSI Merger Agreement is approximately $9.9 million.

Overview

The unaudited pro forma combined balance sheet and statements of operations, together referred to as the “pro forma statements”, should be read in conjunction with the historical consolidated financial statements and notes thereto of Princeton Review included in its Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. The pro forma statements show summary unaudited pro forma combined financial information as if Princeton Review and Penn Foster had been combined as of September 30, 2009 for balance sheet purposes, and as if Princeton Review, Penn Foster, TPROC and TSI had been combined as of January 1, 2008 for statement of operations purposes.

The fair value of the assets and liabilities acquired from Penn Foster and the identification and valuation (if applicable) of embedded derivatives associated with the related financings are dependent upon certain valuations and studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation, debt valuations, depreciation and amortization adjustments and interest adjustments are preliminary, subject to future adjustments and have been made solely for purpose of providing the unaudited pro forma statements.

The pro forma statements are presented for illustrative purposes only and are not necessarily indicative of what Princeton Review’s actual results would have been had the acquisitions been completed on the dates indicated above.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2009

(In thousands, except share and per share data)

	Historical Princeton Review (A)	Acquisition Financing		Historical Penn Foster (B)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$10,237	$179,163	(1a)	$5,970	$(176,264	)(2)	$19,106
Restricted cash and cash equivalents	616	—		—	—		616
Accounts receivable, net	10,934	—		1,112	—		12,046
Other receivables	867	—		—	—		867
Inventory	2,096	—		5,273	—		7,369
Prepaid expenses	1,197	—		—	—		1,197
Deferred income taxes	658	—		16,112	(4,975	)(3a)	11,795
Other current assets	1,860	—		5,882	—		7,742

Total current assets	28,465	179,163		34,349	(181,239)		60,738

Furniture, fixtures, equipment and software development, net	18,147	—		7,126	2,942	(3b)	28,215
Goodwill	84,584	—		11,251	90,126	(3c)	185,961
Other intangibles, net	27,536	—		19,617	60,083	(3d)	107,236
Other assets	1,287	1,353	(1b)	1,674	1,850	(3e)	6,164

Total assets	$160,019	$180,516		$74,017	$(26,238)		$388,314

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,297	$—		$1,145	$—		$4,442
Accrued expenses	8,962	—		5,839	—		14,801
Current maturities of long-term debt	3,735	1,000	(1c)	4,137	(4,103	)(2)	4,769
Deferred revenue	17,541	—		15,207	(650	)(3f)	32,098

Total current liabilities	33,535	1,000		26,328	(4,753)		56,110

Deferred rent	1,620	—		—	—		1,620
Long-term debt	5,420	137,657	(1c)	7,817	(7,817	)(2)	143,077
Other liabilities	650	—		2,756	—		3,406
Deferred tax liability	6,733	—		7,659	15,789	(3g)	30,181
Series C Preferred Stock	66,313	(66,313	)(1d)	—	—		—
Series E Preferred Stock	—	96,627	(1d)	—	—		96,627
Commitments and contingencies
Stockholders’ equity
Common stock	337	—		—	—		337
Additional paid-in capital	162,495	12,313	(1d)	20,100	(20,100	)(3h)	174,808
Accumulated (deficit) earnings	(116,539)	(768	)(1b)	9,148	(9,148	)(3h)	(117,307)
Accumulated other comprehensive (loss) gain	(545)	—		209	(209	)(3h)	(545)

Total stockholders’ equity	45,748	11,545		29,457	(29,457)		57,293

Total liabilities and stockholders’ equity	$160,019	$180,516		$74,017	$(26,238)		$388,314

(A)	As reported in Princeton Review’s unaudited balance sheet included in its Quarterly Report on Form 10-Q as of September 30, 2009, as filed with the SEC.
(B)	Derived from Penn Foster’s unaudited financial information as of September 30, 2009.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(In thousands, except share data)

	Historical Princeton Review Year Ended December 31, 2008 (A)	TSI December 31, 2008 (B)	TPROC December 31, 2008 (C)	Pro Forma Adjustments		Pro Forma Combined	Acquisition Financing		Historical Penn Foster Year Ended December 31, 2008 (D)	Pro Forma Adjustments	Pro Forma Combined
Revenue
Test Preparation Services	$108,454	$2,955	$7,014	$(1,286	)(9)	$117,137	$—		$—	$—	$117,137
SES Services	30,320	—	—	—		30,320	—		—	—	30,320
Penn Foster									89,439		89,439

Total revenue	138,774	2,955	7,014	(1,286)		147,457	—		89,439	—	236,896
Cost of revenue
Test Preparation Services	37,549	872	2,706	—		41,127	—			—	41,127
SES Services	13,598	—	—	—		13,598	—		—	—	13,598
Penn Foster									30,889		30,889

Total cost of revenue	51,147	872	2,706	—		54,725	—		30,889	—	85,614

Gross profit	87,627	2,083	4,308	(1,286)		92,732	—		58,550	—	151,282

Operating expenses
Selling, general and administrative	83,564	1,008	4,293	(985	)(10)	87,880	—		50,362	18,420 (4)	156,662
Restructuring	2,233	—	—			2,233	—		—	—	2,233

Total operating expenses	85,797	1,008	4,293	(985)		90,113	—		50,362	18,420	158,895

Operating income (loss) from continuing operations	1,830	1,075	15	(301)		2,619	—		8,188	(18,420)	(7,613)
Interest expense	(1,005)	—	16	(976	)(11)	(1,965)	(25,751	)(5)	(1,408)	1,408 (5)	(27,716)
Interest income	373	—	—	—		373	—		95	—	468
Other income (expense), net	81	—	(17)	—		64	—		(912)	—	(848)

Income (loss) from continuing operations before income taxes	1,279	1,075	14	(1,277)		1,091	(25,751)		5,963	(17,012)	(35,709)
Provision for income taxes	(1,463)	—	—	(26	)(12)	(1,489)	—		(1,911)	959 (6)	(2,441)

(Loss) income from continuing operations	(184)	1,075	14	(1,303)		(398)	(25,751)		4,052	(16,053)	(38,150)

Loss from discontinued operations	(8,506)	—	—	—		(8,506)	—		—	—	(8,506)

Net (loss) income	(8,690)	1,075	14	(1,303)		(8,904)	(25,751)		4,052	(16,053)	(46,656)
Dividends and accretion on Preferred Stock	(4,695)	—	—	—		(4,695)	(6,571	)(7)	—	—	(11,266)

(Loss) income attributed to common stockholders	$(13,385)	$1,075	$14	$(1,303)		$(13,599)	$(32,322)		$4,052	$(16,053)	$(57,922)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.15)					$(0.15)					$(1.47)

Weighted average shares used in computing loss per share
Basic and diluted	32,409			1,176	(13)	33,585					33,585

(A)	As reported in Princeton Review’s annual report on Form 10-K, as filed with the SEC.
(B)	Derived from unaudited financial statements of TSI from period January 1, 2008 through March 7, 2008
(C)	Derived from unaudited financial statements of TPROC from period January 1, 2008 through July 24, 2008
(D)	Derived from Penn Foster’s audited financial statements for the year ended December 31, 2008.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2009

(In thousands, except share data)

	Historical Princeton Review Nine Months Ended September 30, 2009 (A)	Acquisition Financing		Historical Penn Foster Nine Months Ended September 30, 2009 (B)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Test Preparation Services	$86,673	$—		$—	$—		$86,673
SES Services	23,947			—			23,947
Penn Foster	—	—		73,504	—		73,504

Total revenue	110,620	—		73,504	—		184,124
Cost of revenue
Test Preparation Services	30,719	—		—	—		30,719
SES Services	12,048	—		—	—		12,048
Penn Foster	—	—		24,803	—		24,803

Total cost of revenue	42,767	—		24,803	—		67,570

Gross profit	67,853	—		48,701	—		116,554

Operating expenses
Selling, general and administrative	61,065	—		42,014	7,332	(4)	110,411
Restructuring	5,179	—		—	—		5,179
Acquisition expenses	285	—		—	(285	)(8)	—

Total operating expenses	66,529	—		42,014	7,047		115,590

Operating income (loss) from continuing operations	1,324	—		6,687	(7,047)		964
Interest expense	(681)	(20,691	)(5)	(505)	505	(5)	(21,372)
Interest income	34	—		6	—		40
Other income, net	255	—		8	—		263

Income (loss) from continuing operations before income taxes	932	(20,691)		6,196	(6,542)		(20,105)
Provision for income taxes	(512)			(3,944)	967	(6)	(3,489)

Income (loss) from continuing operations	420	(20,691)		2,252	(5,575)		(23,594)
Income from discontinued operations	280	—		—	—		280

Net income (loss)	700	(20,691)		2,252	(5,575)		(23,314)
Dividends and accretion on Preferred Stock	(3,667)	(5,604	)(7)	—	—		(9,271)

(Loss) income attributed to common stockholders	$(2,967)	$(26,295)		$2,252	$(5,575)		$(32,585)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.10)						$(0.97)

Weighted average shares used in computing loss per share
Basic and diluted	33,728						33,728

(A)	As reported in Princeton Review’s unaudited Quarterly Report on Form 10Q for the nine months ended September 30, 2009, as filed with the SEC.
(B)	Derived from Penn Foster’s unaudited financial statements for the nine months ended September 30, 2009.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

A summary of the preliminary purchase price allocation for the acquisition of Penn Foster is as follows:

Total cash consideration	$176,264

Preliminary purchase price allocation:
Current assets, excluding deferred taxes	$18,237
Deferred tax assets, current	11,137
Property, plant & equipment	10,068
Identifiable intangible assets	79,700
Other long-term assets	3,524
Current liabilities	(21,575)
Deferred tax liabilities	(23,448)
Other long-term liabilities	(2,756)

Net assets acquired	74,887

Goodwill	$101,377

Current assets acquired from Penn Foster primarily relate to cash, accounts receivable, and inventory. Current liabilities assumed primarily relate to accounts payable, accrued advertising, compensation and other accruals, and deferred revenue. Other long-term assets relate to foreign deferred tax assets and a tax indemnification receivable which is essentially offset by a corresponding assumed tax liability in other long-term liabilities.

The amounts preliminarily assigned to Penn Foster’s identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date. The excess of the purchase price over the tangible and identifiable assets and liabilities will be recorded as goodwill and amounts to approximately $101.4 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by ASC Topic 350, Intangibles-Goodwill and Other.

Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the resolution of the contingency. The allocation of the purchase price relating to this acquisition is preliminary, pending the finalization of the Company’s review of certain accounts including the valuation of deferred revenue and the appraisal of identifiable intangible assets.

The unaudited pro forma combined statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

Acquisition Financing

(1)	Adjustment to record cash received from acquisition financing which includes the issuance of long-term debt and preferred stock and the exchange and settlement of outstanding debt under the Wells Fargo credit facility. Adjustments assume the transactions were consummated on September 30, 2009 and include the following:

(a)	Adjustment to record the net proceeds from acquisition financing and settlement of Wells Fargo credit facility:

Net proceeds from issuance of debt and Series E preferred stock	$186,994
Settlement of outstanding Wells Fargo credit facility	(7,831)

$179,163

(b)	Adjustment to record new debt issuance costs of the acquisition financing and write-off of unamortized debt issuance costs from settlement of Wells Fargo credit facility:

Debt issuance costs for new financing	$2,121
Write-off of unamortized Wells Fargo debt issuance costs	(768)

Total adjustment to other assets	$1,353

(c)	Adjustments to record (i) debt obligations incurred from the acquisition financing, excluding bifurcated value associated with Series E Preferred Stock issued in conjunction with junior subordinated debt for no additional consideration, and (ii) settlement of Wells Fargo credit facility:

	(i) New acquisition financing	(ii) Settlement of Wells Fargo facility	Total
Current maturities of long-term debt	$4,000	$(3,000)	$1,000
Long-term debt	142,488	(4,831)	137,657

	$146,488	$(7,831)	$138,657

The final accounting for the financing, including the identification of any embedded derivatives, is not yet completed. Adjustments relating to the fair value of any derivatives will not be made until the accounting is finalized and independent valuations of any embedded derivatives are completed.

(d)	Adjustments to record (i) Series E Preferred Stock issuance, net of issuance costs, (ii) exchange of outstanding Series C Preferred Stock for Series E Preferred Stock and the resulting gain to common shareholders, and (iii) bifurcated value of Series E Preferred Stock issued in conjunction with junior subordinated debt for no additional consideration (see note 1(c)).

	(i) Series E Preferred Stock issuance	(ii) Exchange of Series C for Series E Preferred Stock	(iii) Bifurcated value from junior subordinated debt proceeds	Total
Series C Preferred Stock	$—	$(66,313)	$—	$(66,313)
Series E Preferred Stock	38,352	54,000	4,275	96,627
Additional paid-in capital	—	12,313	—	12,313

	$38,352	$—	$4,275	$42,627

Penn Foster

(2)	Adjustment to record $176,264 of cash paid to Seller to acquire Penn Foster. Outstanding Penn Foster debt was settled at the closing date. Adjustments to reduce long-term debt of $7,817 and short-term debt of $4,103.

(3)	Adjustment to record the fair value of assets acquired and the liabilities assumed, subject to adjustment pending the completion of post-closing review and appraisal of the purchased assets and assumed liabilities. Adjustments assume the acquisition was consummated as of September 30, 2009 and include the following:

(a)	Adjustment to record current deferred tax assets of $11,137 primarily related to acquired deferred revenue offset by an adjustment to eliminate $16,112 of historical current deferred tax assets that existed at September 30, 2009.

(b)	Adjustment to record the increase in fair value of furniture, fixtures, equipment and internally developed software acquired totaling $2,942.

(c)	Adjustment to record goodwill of $101,377 as a result of the purchase consideration in excess of the net fair value of assets acquired and liabilities assumed, partially offset by an adjustment to eliminate $11,251 of historical goodwill that existed at September 30, 2009.

(d)	Adjustment to record the fair value of intangible assets acquired totaling $79,700, partially offset by an adjustment to eliminate $19,617 of historical intangible assets that existed at September 30, 2009.

(e)	Adjustment to record acquired long-term deferred tax assets related to foreign timing differences and to recognize a tax indemnification receivable from the Seller of Penn Foster. These adjustments were partially offset by adjustments to eliminate historical long-term deferred tax assets and unamortized debt issuance costs associated with the payoff of Penn Foster debt that existed at September 30, 2009.

Deferred tax assets acquired	$892
Tax indemnification receivable	2,420
Eliminate historical deferred tax assets	(1,228)
Eliminate unamortized debt issuance costs	(234)

Total adjustment to other assets	$1,850

(f)	Adjustment to reduce deferred revenue acquired to its fair value as of September 30, 2009.

(g)	Adjustment to record the net deferred tax liability of $23,448 related to acquired identifiable intangible assets, and furniture, fixtures, equipment, and software development fair value step-up, offset by an adjustment to eliminate $7,659 of historical deferred tax liabilities that existed at September 30, 2009.

(h)	Adjustment to eliminate historical Penn Foster additional paid-in capital, retained earnings and accumulated other comprehensive gain at September 30, 2009.

(4)	Adjustment to record depreciation and amortization expense for identifiable fixed and intangible assets partially offset by an adjustment to eliminate depreciation and amortization expense related to historical intangible assets of Penn Foster for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, as if the acquisition had occurred on January 1, 2008.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Amortization of acquired intangible assets	$19,038	$8,181
Depreciation of acquired fixed assets	2,058	1,170
Elimination of historical depreciation and amortization	(2,676)	(2,019)

Total adjustment to depreciation and amortization	$18,420	$7,332

The allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending finalization of the evaluation of estimates of future revenues and earnings to determine a discounted cash flow valuation of certain intangibles that meet the separate recognition criteria of ASC Topic 805, Business Combinations. Princeton Review’s preliminary assessment is that the acquired identifiable intangible assets with definitive lives will be amortized on an accelerated basis over periods ranging from 3 to 7 years. Based on this preliminary assessment, it is expected that Princeton Review’s amortization expense will increase over the next five years as follows:

2010	$18,360
2011	10,626
2012	7,307
2013	4,892
2014	3,202

(5)	Adjustment to record interest expense on new debt obligations partially offset by an adjustment to eliminate historical debt interest related to Princeton Review and Penn Foster for the year ended December 31, 2008 and for the nine months ended September 30, 2009, respectively.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Interest expense for new financing	$(26,729)	$(21,290)
Elimination of historical Princeton Review interest	978	599

Acquisition financing subtotal	(25,751)	(20,691)
Elimination of historical Penn Foster interest	1,408	505

Total adjustment to interest expense	$(24,343)	$(20,186)

For purposes of calculating the pro forma interest expense adjustments for the new financing, the Company used the following rates as stipulated in the underlying agreements:

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Credit agreement term loan (rate in effect at closing)	8.25%	8.25%
Senior subordinated debt	17.50%	17.50%
Junior subordinated debt	17.50%	17.50%
Bridge note	15.50%	17.50%

The actual effective interest rates for the above debt obligations are slightly higher, after factoring in the amortization of debt discounts and debt issuance costs. The overall effective rate on the new financings was 16.8% and 17.5% for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

The credit agreement term loan bears interest at a variable rate based upon, at the Company’s option, either LIBOR or a base rate, plus an applicable margin. If the interest rate used in the pro forma calculation increased by 1/8%, annualized interest expense would increase by $50.

(6)	Adjustment to eliminate Penn Foster’s estimated provision for federal income taxes due to sufficient federal net operating loss carry forwards of Princeton Review to offset taxable income generated by Penn Foster. For the twelve months ended December 31, 2008, the reduction in expense was partially offset by an adjustment to increase Penn Foster’s provision for income taxes related to certain tax reserves required if an accounting standard related to accounting and reporting for uncertainties in income taxes was adopted as of January 1, 2008. As a private company, Penn Foster was not required to adopt the accounting standard until January 1, 2009.

(7)	Adjustment to record dividend accretion on $96,627 of outstanding Series E Preferred Stock at an effective rate of 11.0%, compounded annually, partially offset by an adjustment to eliminate the historical dividend accretion on the Series C Preferred Stock for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Series E Preferred Stock accretion	$(11,266)	$(9,271)
Elimination of historical Series C Preferred Stock accretion	4,695	3,667

Total adjustment to dividends and accretion on Preferred Stock	$(6,571)	$(5,604)

(8)	Adjustment to eliminate historical acquisition expenses related to the acquisition of Penn Foster.

TSI and TPROC

(9)	Adjustment to eliminate franchise royalty income for Princeton Review and income for services provided to Princeton Review by TPROC.

(10)	Adjustment to eliminate historical franchise royalty expense and an adjustment to intangible amortization, which is based on the estimated fair value of acquired intangible assets.

Year Ended December 31, 2008
Amortization of TSI acquired franchise rights	$128
Amortization of TPROC acquired franchise rights	271
Elimination of TSI historical intangible amortization	(46)
Elimination of TPROC historical intangible amortization	(52)
Elimination of TSI royalties and related franchise fees	(317)
Elimination of TPROC royalties and related franchise fees	(969)

Total adjustment to selling, general, and administrative expense	$(985)

Amortization of the franchise rights in the pro forma financials is based on an expected life of 17 years for TSI and 28 years for TPROC, which are the respective average remaining lives of the franchise rights acquired. The fair value of the franchise rights acquired from TPROC and TSI are $13.3 million and $13.1 million, respectively.

(11)	Adjustment to interest expense:

Year Ended December 31, 2008
Interest expense on debt assumed to finance TPROC acquisition under Credit Agreement	$(960)
Elimination of TPROC interest expense related to debt forgiven as purchase consideration	(16)

Total pro forma adjustment to interest expense	$(976)

The pro forma interest expense under the Credit Agreement was computed using the interest rate in effect as of the effective date of the TPROC acquisition.

(12)	The pro forma adjustment to the provision for income taxes is for the estimated state income tax expense for the incremental income before taxes from the sum of the historical TSI statement of operations and the pre-tax impact of all the pro forma adjustments. The tax adjustment was computed using an estimated state tax rate of 2.7%. An adjustment for state tax expense is not necessary for TPROC as Princeton Review has sufficient state net operating loss carry forwards to offset any resulting state tax liability in the jurisdictions in which TPROC operates. An adjustment for federal taxes is not necessary as Princeton Review has sufficient federal net operating loss carry forwards to offset any resulting federal tax liability for TPROC and TSI. The adjustment for estimated state income tax expense was computed as follows:

Year Ended December 31, 2008
Historical income before taxes for TSI	$1,075
Pre-tax impact of pro forma adjustments	(128)

Incremental income before taxes	947
Estimated effective state tax rate	2.7%

Estimated pro forma tax adjustment	$(26)

(13)	Issuance of additional shares of common stock of Princeton Review in connection with acquisitions:

Year Ended December 31, 2008
Shares issued in connection with TPROC acquisition	403
Shares issued in connection with TSI acquisition	773

Total adjustment to shares outstanding	1,176

The shares issued as a result of the TSI and TPROC acquisitions are included in the total shares outstanding in Princeton Review statement of operations for the year ended December 31, 2008 on a weighted average basis. The pro forma adjustment to shares outstanding for the year ended December 31, 2008 relating to the TSI and TPROC acquisitions represent the weighted average shares for the period from January 1, 2008 to the respective acquisition dates.

OWNERSHIP OF SECURITIES

The following table shows, as of December 31, 2009, information with respect to the beneficial ownership of shares of our common stock by each of our current directors, each of our named executive officers, each person known by us to beneficially own more than 5% of our common stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying convertible securities held by that person that are exercisable within 60 days following December 31, 2009, but excludes shares of common stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 33,727,272 shares of common stock outstanding as of December 31, 2009.

The number and percentage of shares beneficially owned in the table below reflect the exchange of 60,000 outstanding shares of Series C Preferred into shares of Series E Preferred on December 7, 2009. Please see footnotes (6) and (7) below for additional information.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
John S. Katzman (1)	8,346,625	24.75
Alta Colleges, Inc. (2) 2000 South Colorado Boulevard Suite Tower Two-800 Denver, CO 80222	4,225,000	12.53
Columbia Wanger Asset Management, L.P. (3) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,954,936	11.73
FMR LLC (4) 82 Devonshire Street Boston, MA 02109	2,044,948	6.06
Burnham Asset Management Corporation (5) 1325 Avenue of the Americas New York, NY 10019	1,698,050	5.03
Prides Capital Partners LLC (6) 200 High Street, Suite 700 Boston, MA 02110	1,008,273	3.0
Bain Capital Venture Fund 2007, L.P. (7) 111 Huntingdon Avenue Boston, MA 02199	0	*
Jeffrey R. Crisan (7)	0	*
Michael A. Krupka (7)	0	*
Michael J. Perik (8)	1,312,148	3.77
Stephen C. Richards (9)	468,750	1.37
Anthony J. Bordon (10)	146,875	*
Richard Katzman (11)	81,988	*
Neal S. Winneg (12)	114,501	*
Susan J. Rao (13)	89,063	*
Robert E. Evanson (14)	40,000	*
David Lowenstein	15,000	*
Linda Whitlock	5,000	*
John S. Schnabel	0	*
All executive officers, directors and nominees as a group (14 persons) (15)	2,292,075	6.42

*	Less than one percent
(1)	Based on Schedule 13G/A filed February 26, 2009 on behalf of Mr. Katzman. Includes 102,160 shares of Common Stock held by Mr. Katzman’s spouse. Also includes 717 shares held by Katzman Management, Inc., 658,848 shares held by Katzman Business Holdings, L.P and 1,500,000 shares held by JSK Business Holdings, LP. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.
(2)	Based on Schedule 13G filed March 14, 2008.
(3)	Based on Schedule 13G/A filed on June 3, 2009. Includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by the reporting person.
(4)	Based on Schedule 13G filed February 17, 2009 on behalf of FMR LLC. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,044,948 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,044,948 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(5)	Based on Schedule 13G filed on February 11, 2009. Includes 1,547,300 shares over which Burnham Asset Management Corporation, an investment manager, has shared dispositive authority and 150,750 shares over which Burnham Securities Inc., a registered broker-dealer, has shared dispositive authority. Burnham Asset Management Corporation and Burnham Securities, Inc. disclaim beneficial ownership of these shares.
(6)	Based on Schedule 13D/A filed December 9, 2009 on behalf of Prides Capital Partners, LLC, a Delaware limited liability company and sole general partner of Prides, and Kevin A. Richardson, II. Excludes 18,000 shares of Series E Preferred, which shares are non-voting and non-convertible unless Proposal 1 is approved by the stockholders at the Special Meeting, which Prides acquired in exchange for 20,000 shares of Series C Preferred on December 7, 2009, which shares of Series C Preferred were convertible as of October 19, 2009 into 3,798,896 shares of common stock. If Proposal 1 is approved by the stockholders at the Special Meeting, Prides will hold approximately 18,458 shares of Series D Preferred, convertible into approximately 3,885,820 shares of common stock, and 1,008,273 shares of common stock, representing approximately 14.5% of our outstanding voting power based on the 33,727,272 shares of common stock outstanding as of December 31, 2009.
(7)	Based on Schedule 13D/A filed October 20, 2009 on behalf of Bain Capital Ventures Fund 2007, L.P., a Delaware limited partnership (“Fund 2007”), BCIP Venture Associates, a Delaware partnership (“BCIP”), BCIP Venture Associates-B, a Delaware partnership (“BCIP-B”) and Michael A. Krupka. Excludes 60,640 shares of Series E Preferred, which shares are non-voting and non-convertible unless Proposal 1 is approved by the stockholders at the Special Meeting, of which BCVI-TPR Integral L.P. purchased 25,000 shares on December 7, 2009 and Fund 2007, BCIP, and BCIP-B, collectively, acquired 35,640 shares in exchange for an aggregate of 39,600 shares of Series C Preferred on December 7, 2009. Such shares of Series C Preferred were convertible into 7,521,814 shares of common stock as of July 23, 2007. Bain Capital Venture Partners 2007, L.P., a Delaware limited partnership (“BCVP 2007”), is the general partner of the Fund 2007. If Proposal 1 is approved by the stockholders at the Special Meeting, Fund 2007, BCIP and BCIP-B will hold an aggregate of approximately 36,546 shares of Series D Preferred and BCVI-TPR Integral L.P. will hold an aggregate of approximately 25,636 shares of Series D Preferred, convertible into, respectively, 7,693,923 and 5,396,972 shares of common stock, collectively representing 28% of our outstanding voting power based on the 33,727,272 shares of common stock outstanding as of December 31, 2009. Bain Capital Venture Investors, LLC, a Delaware limited liability company (“BCVI”), is the general partner of BCVP 2007. Bain Capital Investors, LLC, a Delaware limited partnership (“BCILLC”), is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for BCILLC. One of the members of our Board of Directors, Michael A. Krupka, is the sole managing member of BCVI. Another of the members of our Board of Directors, Jeffrey R. Crisan, is the general partner of BCIP. Each of Messrs. Krupka and Crisan disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 100,600 shares held by US Skills, LLC, of which Mr. Perik is the majority owner, and 8,400 shares held as custodian for his children. Mr. Perik disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 1,062,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(9)	Includes 468,750 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(10)	Includes 146,875 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(11)	Includes 66,988 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(12)	Includes 2,000 shares held in trust for Mr. Winneg’s children. Mr. Winneg disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 112,501 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(13)	Includes 89,063 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(14)	Includes 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.
(15)	Includes 1,961,677 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2009.

OTHER BUSINESS

As of the date hereof, there is no business to be transacted at the Special Meeting other than that referred to in the Notice of Special Meeting of Stockholders and it is not anticipated that other matters will be brought before the Special Meeting. If, however, other matters should properly be brought before the Special Meeting, it is intended that the proxy holders may vote or act in accordance with the Board of Directors’ recommendation on such matters.

DELIVERY OF SECURITY HOLDER DOCUMENTS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you write us at the following address: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary. If you want to receive separate copies of other proxy statements in the future, or if you are receiving multiple copies of proxy statements and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. We have retained Innisfree M&A Incorporated to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $15,000 plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information (SEC File No. 000-32469), which contain important information about us and our business and financial results:

•

the financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•

the financial statements and management’s discussion and analysis of financial condition and results of operations disclosures contained in our Quarterly Report on Form 10-Q, filed November 6, 2009; and

•	our Current Report on Form 8-K, filed December 8, 2009 (as amended by Form 8-K/A filed February 19, 2010)

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the Special Meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. You should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Neal Winneg, Secretary, The Princeton Review, Inc at 111 Speen Street, Suite 550, Framingham, MA 01701 (telephone: (508) 663-5050).

You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2010 (the “2010 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than January 15, 2010.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2010 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2010 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2010 Annual Meeting, proposals must be received at our principal executive offices not earlier than Thursday, March 25, 2010 and not later than Saturday, April 24, 2010. However, in the event that the 2010 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2009 Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2010 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

Annex A

CERTIFICATE OF DESIGNATION

OF

SERIES E NON-CONVERTIBLE PREFERRED STOCK

OF

THE PRINCETON REVIEW, INC.

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

The undersigned, Stephen Richards, hereby certifies that:

I. He is the duly elected and acting Chief Operating Officer and Chief Financial Officer of The Princeton Review, Inc., a Delaware corporation (the “Company”).

II. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes Five Million (5,000,000) shares of preferred stock, par value $0.01 per share.

III. The following is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) at a meeting on December 3, 2009, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Certificate of Designation (this “Certificate of Designation”).

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Series E Non-Convertible Preferred Stock with par value $0.01 per share (the “Series E Preferred Stock”). The number of shares initially constituting the Series E Preferred Stock shall be ninety eight thousand two hundred and seventy-five (98,275).

2. Board of Directors.

(a) Series Preferred Directors. The Required Holders shall have the right to the exclusion of all other classes or series of the Company’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and all other series of preferred stock, to elect two (2) individuals (the “Series Preferred Directors”) to serve on the Board of Directors. Any Series Preferred Director elected pursuant to this Section may be removed at any time without cause by, and only by, the vote, given at a meeting or by written consent, of the Required Holders. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Series Preferred Director elected pursuant to this Section shall only be filled by the remaining Series Preferred Director, if any, or the Required Holders. The Series Preferred Directors shall be entitled to reimbursement from the Company for costs and expenses in attending meetings of the Board of Directors or any committee thereof.

(b) Renunciation under DGCL Section 122(17). Pursuant to Section 122(17) of the Delaware General Corporation Law, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Series Preferred Directors.

3. Dividends.

(a) From and after the Issue Date, cumulative dividends shall accrue on the Series E Preferred Stock at the following annual rate (the “Rate”): 8.0% of the Accrued Value per year until the first anniversary of the Issue Date and 16.0% of the Accrued Value per year thereafter. Dividends on the Series E Preferred Stock shall be cumulative and shall accrue daily from and after, but shall compound annually on each anniversary of the Issue Date whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends. All such dividends shall compound and be added to the Accrued Value on each anniversary of the Issue Date, as provided in the definition of “Accrued Value” in Section 11 hereof. None of such dividends shall be paid in cash unless such dividends are paid pursuant to Section 4 or Section 8, and for the avoidance of doubt, such dividend shall remain accrued when compounded and added to the Accrued Value until paid in cash pursuant to such sections.

(b) In the event that the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Series E Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series E Preferred Stock may be entitled under Section 3(a) above, to receive the amount of dividends per share of Series E Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Series E Preferred Stock held by each holder is deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

(c) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Series E Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on par with the holders of Series D Preferred Stock (the Series D Preferred Stock and the Series E Preferred Stock are referred to herein, collectively, as the “Series Preferred Stock”) but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount in cash per share of Series E

Preferred Stock equal to the greater of (i) the Original Purchase Price plus an amount equal to the dividends that would have accrued thereon pursuant to Section 3(a) if the Rate was 8.0% per year until the first anniversary of the Issue Date and 12.0% per year thereafter for all periods prior to the Liquidation Event, or (ii) the amount that would be payable in respect of the shares of Common Stock each share of Series E Preferred Stock would be deemed to be convertible into immediately prior to such Liquidation Event based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) if all outstanding shares of (x) Series D Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 6 of the Series D Preferred Stock Certificate of Designation and (y) Series E Preferred Stock were converted into the number of shares of Common Stock immediately prior to such Liquidation Event into which the Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) below. If upon any such Liquidation Event, the remaining assets of the Company available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of the Series Preferred Stock the full amount to which they shall be entitled pursuant to this Section 4(a) and Section 4(a) of the Series D Preferred Stock Certificate of Designation, the holders of shares of Series Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of any class or series of stock of the Company ranking on liquidation prior to and in preference to the Common Stock (including, for the avoidance of doubt, the Series D Preferred Stock and the Series E Preferred Stock), upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of shares of Common Stock.

(c) If the amount to be distributed to the holders of Series E Preferred Stock upon any Liquidation Event shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Company and the holders of 75% of the then outstanding shares of Series Preferred Stock (“75% of Holders”); provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure. The holders of shares of Series Preferred Stock shall share ratably in any distribution pursuant to this Section 4, whether in cash, amounts other than cash or a combination of both.

(d) The Company shall mail written notice of a Liquidation Event to each holder of record of Series E Preferred Stock at least 30 days prior to the date for payment or distribution to shareholders stated in the Company’s notice.

(e) For the avoidance of doubt, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed, in and of itself, to be a Liquidation Event.

5. Voting. Except as otherwise provided in this Certificate of Designation (including, without limitation, Sections 2(a), 7 and 9 hereof) or as otherwise required by applicable law, the holders of the Series E Preferred Stock shall not be entitled to vote.

6. Conversion.

(a) Stockholder Approval; Conversion. The Company shall use its reasonable best efforts to seek such approval (including, without limitation, approval of the issuance of 20% or more of the number of shares of Common Stock outstanding before such issuance, and the issuance of 20% or more of the voting power of the Company to any one holder of Series D Preferred Stock) of the holders of Common Stock as may be required under law or the listing standards of the Nasdaq Global Market (or any successor thereto or other exchange on which the Common Stock is listed or approved for trading) (“Nasdaq”), including Nasdaq

Rule 5635(a), (b), (c) and (d), as applicable, to permit the conversion of the Series E Preferred Stock into shares of Series D Preferred Stock at a meeting of stockholders held in accordance with the Delaware General Corporation Law, the Certificate of Incorporation and the By-laws of the Company no later than on the first anniversary of the Issue Date (such stockholder approval, the “Anniversary Conversion Approval”) and, if not obtained on or prior to the first anniversary of the Issue Date, thereafter (such stockholder approval obtained after the first anniversary of the Issue Date, the “Post-Anniversary Conversion Approval”). (i) Upon the Anniversary Conversion Approval, each share of Series E Preferred Stock will automatically, and without any further action required by any holder thereof, be converted into a number of fully paid and nonassessable shares of Series D Preferred Stock determined by dividing (x) the sum of the Original Purchase Price plus all accrued and unpaid dividends thereon by (y) the Original Purchase Price and (ii) following the Post Anniversary Conversion Approval, if applicable, (A) any holder of the Series E Preferred Stock may elect to convert any shares of Series E Preferred Stock held by such holder by notifying the Company and (B) the Required Holders may elect in a notice delivered to the Company the conversion of the Series E Preferred Stock (the “Required Holder Conversion Approval”), upon which each share of Series E Preferred Stock will automatically, and without any further action required by any holder thereof, be converted, in each case, into a number of fully paid and nonassessable shares of Series D Preferred Stock determined by dividing (x) the sum of the Original Purchase Price plus all accrued and unpaid dividends thereon by (y) the Original Purchase Price. The rate of conversion shall be proportionately adjusted to give effect to any stock split, stock dividend, stock conversion or similar event with respect to the Series D Preferred Stock.

(b) Mechanics of Conversion.

(i) In the event of any automatic conversion pursuant to Section 6(a)(i) or 6(a)(ii)(B), the Company shall deliver as promptly as practicable (but in no event later than three (3) business days after the Conversion Date) written notice to each holder of the Series E Preferred Stock specifying (A) the Conversion Date; (B) the number of shares of Series D Preferred Stock to be issued in respect of each share of Series E Preferred Stock that is converted; and (C) the place or places where the shares are to be surrendered for issuance of shares of Series D Preferred Stock, which date shall be as soon as practicable following the Conversion Date. In order for a holder of Series E Preferred Stock to convert shares of Series E Preferred Stock into shares of Series D Preferred Stock pursuant to Section 6(a)(ii)(A), such holder shall surrender the certificate or certificates for such shares of Series E Preferred Stock at the principal office of the Company, shall provide the names of the nominees in which such holder wishes the certificate or certificates for shares of Series D Preferred Stock to be issued and such holder shall submit written notice that such holder elects to convert all or any number of the shares of the Series E Preferred Stock represented by such certificate or certificates. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. As used herein, the “Conversion Date” means, in the case of conversion pursuant to (1) Section 6(a)(i), the date of the Anniversary Conversion Approval, (2) Section 6(a)(ii)(A), the date of receipt by the Company of such holder’s notice of conversion and certificates or such later date specified therein and (3) Section 6(a)(ii)(B), the date of receipt by the Company of the Required Holder Conversion Approval notice or such later date specified therein.

(ii) The Company shall, as soon as practicable after the Conversion Date and receipt for surrender the certificate or certificates for such holder’s shares of Series E Preferred Stock at the principal office of the Company, issue and deliver at such office to such holder of Series E Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder shall be entitled. On the Conversion Date, such holder of record of shares of Series E Preferred Stock shall be deemed to be the holder of record of the Series D Preferred Stock issuable upon conversion of such Series E Preferred Stock, notwithstanding that the certificates representing such shares of Series E Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of such

Series E Preferred Stock, or that the certificates evidencing such shares of Series D Preferred Stock shall not then be actually delivered to such holder.

(iii) The Company shall at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its duly authorized shares of Series D Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock.

(iv) All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Series D Preferred Stock in exchange therefor and payment of any dividends declared but unpaid on the Series E Preferred Stock. Any shares of Series E Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

(v) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock upon conversion of shares of Series E Preferred Stock pursuant to this Section 6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Series D Preferred Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(c) Deemed Conversion Ratio. For purposes of this Certificate of Designation and the Series D Preferred Certificate of Designation, each share of Series E Preferred Stock shall be deemed to be convertible into such number of shares of Common Stock determined by dividing (i) the sum of (a) the Original Purchase Price plus (b) all accrued and unpaid dividends thereon by (ii) the Conversion Price (as defined below) in effect at the time of conversion (the “Series E Preferred Stock Deemed Conversion Ratio”). The “Conversion Price” shall initially be equal to $4.75 per share. The rate at which shares of Series E Preferred Stock will be deemed to be convertible into Common Stock shall be subject to adjustment as provided in Section 6(d), (e), (f) and (g) below.

(d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series E Preferred Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series E Preferred Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series E Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series E Preferred Stock had been converted into the number of shares of Common Stock into which such shares would then be deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) on the date of such event or (ii) a dividend or other distribution of shares of Series E Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock deemed to be issuable upon the conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series E Preferred Stock shall thereafter be deemed to convert into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series E Preferred Stock were deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series E Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series E Preferred Stock shall be deemed to be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company deemed to be issuable upon conversion of one share of Series E Preferred Stock based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter that may be deemed to be deliverable upon the conversion of the Series E Preferred Stock.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series E Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series E Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be deemed to be issuable upon the conversion of Series E Preferred Stock.

(i) Notice of Record Date. In the event:

(i)	that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii)	that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)	of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

(iv)	of a Liquidation Event;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series E Preferred Stock, and shall cause to be mailed to the holders of the Series E Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

(A)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

7. Protective Covenants. The Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Required Holders, except with respect to clause (j) of this Section 7, which shall require the prior written consent of 75% of Holders, such 75% of Holders to include, in the event of a transaction subject to such clause with senior management, any Bain Fund, any Affiliate of a Bain Fund or any transferee of a Bain Fund that is an Affiliate of the Company, no less than a majority of the shares of Series Preferred Stock then held by the Prides Funds (provided that, if a particular Change of Control transaction is a Bain Participation Event, the written consent required with respect to clauses (g) and (i) of this Section 7 will be the holders of a majority of the shares of Series Preferred Stock held by holders other than Bain Funds and that, if a particular Change of Control transaction is a Prides Participation Event, the written consent required with respect to clauses (g) and (i) of this Section 7 will be the holders of a majority of the shares of Series Preferred Stock held by holders other than Prides Funds), whether by amendment, reclassification, merger, consolidation, reorganization or otherwise:

(a) create or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series E Preferred Stock or Series D Preferred Stock (including issuing any shares of Series E Preferred Stock or Series D Preferred Stock, other than the shares of Series D Preferred Stock issued upon conversion of the Series E Preferred Stock pursuant to the provisions of this Certificate of Designation and shares of Series E Preferred Stock issued pursuant to the Series E Preferred Stock Purchase Agreement or the Securities Purchase Agreement);

(b) alter, amend or waive the Certificate of Incorporation or the By-laws of the Company in a manner that affects the rights, preferences or powers of the Series D Preferred Stock or Series E Preferred Stock or otherwise adversely affect the holders of the Series D Preferred Stock or Series E Preferred Stock;

(c) alter, amend or waive any provisions of the Company’s By-laws relating to the nomination or election of directors to the Board of Directors;

(d) increase or decrease the number of authorized shares of Series D Preferred Stock or Series E Preferred Stock;

(e) declare or pay any dividends on, or make any redemption of any capital stock, except for the payment of up to $100,000 in any twelve-month period for repurchases from employees pursuant to contractual call rights or rights of first refusal in which all the stock of the employee is redeemed at a price per share no greater than the original purchase price paid therefor by such employee;

(f) issue any debt securities which are convertible into capital stock;

(g) except for (i) a Change of Control transaction entered into after the seventh anniversary of the Issue Date, (ii) a Qualified Transaction, and (iii) a Change of Control transaction that is both a Bain Participation Event and a Prides Participation Event, merge with or into or consolidate with any other Person, whether or not the Company or a Subsidiary is the surviving company, except for mergers or consolidations involving the issuance of shares of Company capital stock or cash not exceeding 5% of the Company’s Market Cap in the aggregate for all such transactions, or engage in any Change of Control transaction;

(h) acquire or make an investment in any other Person in excess of 5% of the Company’s Market Cap in the aggregate for all such transactions;

(i) except for (i) a Change of Control transaction entered into after the seventh anniversary of the Issue Date, (ii) a Qualified Transaction, and (iii) a Change of Control transaction that is both a Bain Participation Event and a Prides Participation Event, sell, transfer or dispose (which for purposes of clarification excludes inventory and other sales in the ordinary course of business) in any transaction or series of transactions more than twenty-five percent (25%) of the fair market value of the Company’s consolidated assets;

(j) enter into any transaction with senior management or an Affiliate of the Company except for arms’ length employment agreements;

(k) enter into any debt or lease transaction, other than working capital loans, equipment leases and other transactions in the ordinary course of business, in excess of 5% of the Company’s Market Cap at any one time outstanding in the aggregate for all such transactions;

(l) permit the authorized number of directors on the Board of Directors to be other than eight (8), except for increases required to permit the Company to remain in compliance with Nasdaq listing requirements; or

(m) hire, terminate, replace or reassign the Company’s Chief Executive Officer.

8. Redemptions.

(a) Redemption at Holder’s Option for Common Stock Value. On or at any time after the second anniversary of the Issue Date, if requested by holders of 10% or more of the then outstanding Series E Preferred Stock, each holder of Series E Preferred Stock shall have the right to require the Company to redeem all or a portion of such holder’s Series E Preferred Stock, for cash, at a redemption price per share of Series E Preferred Stock equal to the last closing bid price at the time of such request per share of Common Stock, as reported on the Company’s primary Trading Market, multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof. The Company shall use its commercially reasonable efforts to obtain the necessary funds to effect any redemption pursuant to this Section 8(a); provided, however, that (i) in no event shall the Company be required by this Section 8(a) to (A) effectuate any recapitalization or similar corporate restructuring in connection therewith or (B) redeem in any twelve-month period more than an aggregate of 15% of the originally issued shares of Series E Preferred Stock; and (ii) the Company shall not be required to make any redemption pursuant this Section 8(a) if the Company is prohibited from making such redemption by the

Financing Documents, but in each such case shall use its commercially reasonable efforts to cause the other parties to the Financing Documents to permit the Company to effect such redemption. If all of the shares of Series E Preferred Stock requested to be redeemed at any one time pursuant to this Section 8(a) will not be redeemed as a result of the limitations of the previous sentence, such redemption will be made pro rata among the holders of the Series E Preferred Stock in accordance with the aggregate redemption proceeds payable with respect to the shares of Series E Preferred Stock to be redeemed. Any shares of Series E Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(a) shall remain outstanding.

(b) Redemption at Holder’s Option for Series E Preferred Stock Value. On or at any time after the seventh anniversary of the Issue Date, if requested by holders of 10% or more of the then outstanding Series E Preferred Stock, each holder of Series E Preferred Stock shall have the right to require the Company to redeem all of such holder’s Series E Preferred Stock, for cash, at a redemption price per share of Series E Preferred Stock equal to the greater of (i) the Original Purchase Price plus an amount equal to the dividends that would have accrued on the Series E Preferred Stock pursuant to Section 3(a) if the Rate was 8.0% per year until the first anniversary of the Issue Date and 12.0% per year thereafter for all periods prior to such redemption and (ii) the last closing bid price at the time of such request per share of Common Stock, as reported on the Company’s primary Trading Market, multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof.

(c) Redemption on a Change of Control. At any time on or within 120 days after the occurrence of a Change of Control, each holder of Series E Preferred Stock shall have the right to require the Company to redeem all or a portion of such holder’s Series E Preferred Stock for cash at a redemption price per share of Series E Preferred Stock equal to the greater of (i) the Original Purchase Price plus an amount equal to the dividends that would have accrued on the Series E Preferred Stock pursuant to Section 3(a) if the Rate was 8.0% per year until the first anniversary of the Issue Date and 12.0% per year thereafter for all periods prior to such redemption and (ii) the last closing bid price at the time of such request per share of Common Stock, as reported on the Company’s primary Trading Market, multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof, provided, however, for purposes of each of the foregoing clauses, in the event of a Change of Control prior to the fifth anniversary of the Issue Date, accrued and unpaid dividends will include all dividends that would have accrued thereon as described in each clause through and including the fifth anniversary of the Issue Date. The Company shall promptly provide to holders of the Series E Preferred Stock notice of a Change of Control and shall promptly provide to the holders of shares of Series E Preferred Stock such information concerning the terms of such Change of Control and the value of the assets of the Company as may be reasonably requested by the holders of Series E Preferred Stock.

(d) Exercise of Redemption Right. Any holder of Series E Preferred Stock may exercise the holder’s redemption right under Section 8(a), (b) or (c) by delivering to the Company at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Series E Preferred Stock to be redeemed. Subject to the terms of this Section 8, the Company shall be obligated to redeem the total number of shares of Series E Preferred Stock specified in the holder’s redemption notice on the 30th business day following its receipt of the initial redemption request triggering the notice described in Section 8(e) below pursuant to Section 8(a) or (b) or the date of the Change of Control if notice is given at least 10 days prior to such Change of Control.

(e) Notice of Holder’s Redemption. The Company shall provide notice of any redemption requested under Section 8(a), (b) or (c), specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Series E Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Company, if it serves as its own transfer agent), not less than fifteen (15) days prior to each redemption date. In connection with any redemption requested under Section 8(b) or (c), the Company shall use its best efforts, and shall take all reasonable action necessary, to pay the redemption price as provided in this Section 8, including, without limitation, by obtaining financing or effectuating a recapitalization or a sale of Common Stock so as to create a surplus.

(f) Redemption at Company’s Option. If (i) at any time on or after the fifth anniversary of the Issue Date, the Series E Market Value, for 30 consecutive Trading Days beginning after the fifth anniversary of the Issue Date, is at least 300% of the Original Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series E Preferred Stock) and (ii) the Company simultaneously exercises its right to redeem at the same time all (but not less than all) of the then outstanding Series D Preferred Stock (if any) pursuant to Section 8(e) of the Series D Preferred Stock Certificate of Designation, then, upon written notice of the proposed redemption to all holders of Series E Preferred Stock given no later than ten days following the end of such 30 consecutive Trading Day period and at least 30 days prior to the proposed redemption date, the Company shall have the right to redeem all (but not less than all) of the outstanding shares of Series E Preferred Stock at a redemption price per share of Series E Preferred Stock payable in cash equal to the greater of (i) the Original Purchase Price plus an amount equal to the dividends that would have accrued thereon if the Rate was 8.0% per year until the first anniversary of the Issue Date and 12.0% per year thereafter for all periods prior to such redemption and (ii) the last closing bid price at the time of such exercise per share of Common Stock, as reported on the Company’s primary Trading Market, multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) hereof. The Company may not redeem any shares of Series Preferred Stock pursuant to this Section 8(f) and Section 8(e) of the Series D Preferred Stock Certificate of Designation unless the funds of the Company legally available for the redemption of Series E Preferred Stock are sufficient to redeem the total number of the outstanding shares of Series E Preferred Stock at the time the notice is given by the Company pursuant to Section 8(g) and at the proposed redemption date.

(g) Notice of Company’s Redemption. In the event the Company shall redeem shares of Series E Preferred Stock pursuant to Section 8(f), notice of such redemption shall be given no later than ten days following the end of such 30 consecutive Trading Day period and at least 30 days prior to the proposed redemption date to each holder of Series E Preferred Stock. Such notice shall state (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been given by the Company as provided above, unless the Company shall default in the payment of the redemption price, from and after the redemption date, dividends on the shares of Series E Preferred Stock called for redemption shall cease to accrue, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease.

(h) Insufficient Funds. If the funds of the Company legally available for redemption pursuant to Section 8(a), (b) or (c) of the Series E Preferred Stock on any redemption date are insufficient to redeem all shares of the Series E Preferred Stock and all shares (if any) of the Series D Preferred Stock being redeemed by the Company on such date, except as otherwise provided in Section 8(a), those funds which are legally available will be used first to redeem the maximum possible number of shares of the Series E Preferred Stock and the Series D Preferred Stock (if any) being redeemed, such redemption to be made pro rata among the holders of the Series E Preferred Stock and the Series D Preferred Stock (if any) in accordance with the aggregate redemption proceeds payable with respect to the shares of Series Preferred Stock to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of the Series Preferred Stock, except as otherwise provided in Section 8(a), such funds will be used to redeem the balance of the shares of Series Preferred Stock which the Company was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series E Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(h) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full.

(i) Rights Terminated. Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series E Preferred Stock being redeemed pursuant to this Section 8 and receipt of the redemption price therefor, or (ii) irrevocable deposit in trust by the Company for holders of the Series E Preferred Stock being redeemed pursuant to this Section 8 of an amount in cash equal to the redemption price for the shares of Series E Preferred Stock being redeemed on any redemption date, each holder of Series E Preferred Stock will cease to have any rights as a stockholder of the Company by reason of the ownership of such redeemed shares of Series E Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series E Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(j) Restrictions on Other Payments. After the receipt by the Company of a redemption request pursuant to Section 8(a), (b) or (c), unless and until the full redemption price for the shares of Series E Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Company, and (ii) no shares of capital stock of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary.

(k) Reacquired Shares. Any shares of Series E Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Company from time to time shall take such action as may be necessary to reduce the authorized Series E Preferred Stock accordingly.

9. Transactions with Series Holders. The Company shall not enter into any transaction with any holder of Series Preferred Stock (each, an “Interested Holder”), or an Affiliate of such holder, without the approval of (i) the Board of Directors, including a majority of the directors that are not Series Preferred Directors, and (ii) holders of a majority of the Series Preferred Stock that is held by stockholders, if any (such majority to include, with respect to any transaction between the Company and any Bain Fund, any Affiliate of a Bain Fund or any transferee of a Bain Fund that is an Affiliate of the Company, no less than a majority of the Series Preferred Stock then held by the Prides Funds), other than any Interested Holders and any Interested Holders that are Affiliates of the party (other than the Company or any Subsidiaries) to such transaction. Notwithstanding anything to the contrary in this Certificate of Designation, in no event shall the exercise by a holder of the Series Preferred Stock of any rights granted to such holder pursuant to this Certificate of Designation, the Series D Preferred Stock Certificate of Designation or the Investor Rights Agreement be deemed to be a transaction with the Company or to otherwise require an approval pursuant to this Section 9 or Section 7(j) hereof.

10. Certain Restrictions on Transfers.

(a) Right of First Offer.

(i) If any holder (together with its Affiliates) of more than 10% of the shares of Series Preferred Stock then outstanding (the “10% Stockholder”), desires to, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any of its shares of Series E Preferred Stock or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a “Transfer”) to any Person other than to an Affiliate of such Person, such holder (the “Offeror”), shall so inform the other holders of shares of Series E Preferred Stock and the Company, excluding Affiliates of the Offeror (the “Offerees”), by notice in writing (the “Offer Notice”), stating the number of shares that are the subject of such proposed Transfer (the “Offered Shares”), the per share offer price and any other material terms (including the identity of the prospective purchaser(s)) on which the Offeror irrevocably offers to transfer such shares subject to the provisions of this Section 10.

(ii) Each of the Offerees shall have the right, but not the obligation, to purchase up to all of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to the Offeror within ten (10) days after the delivery of the Offer Notice. If Offerees elect to purchase more than the number of Offered Shares, the Offered Shares shall be allocated first to the Offerees that are holders of Series E Preferred Stock on a pro rata basis among such Offerees based upon the number of shares of Series E Preferred Stock held by such Offerees relative to all other such Offerees up to the total number of Offered Shares each such Offeree elected to purchase in its Acceptance Notice and then to the Company up to the number of Offered Shares the Company elected to purchase in its Acceptance Notice.

(iii) If the Offerees shall have agreed to purchase all of the Offered Shares, they shall consummate the purchase of the Offered Shares as allocated in clause (ii) of this Section 10(a) by delivering, against receipt of certificates or other instruments representing the shares being purchased, appropriately endorsed by the Offeror, the aggregate purchase price to be paid by them via wire transfer of immediately available funds to an account specified by the Offeror not less than one (1) business day before the closing date, which closing date will be thirty (30) days after the date of receipt of the Acceptance Notice.

(iv) If the Offerees shall not exercise their rights under this Section 10(a) to purchase all of the Offered Shares, such Offeror shall be permitted to proceed with the proposed Transfer of the Offered Shares, and such Offeror shall have sixty (60) days to consummate such proposed Transfer to the Persons identified in the Offer Notice, on terms no more favorable to the proposed transferee(s) than those terms set forth in the Offer Notice, before the provisions of this Section 10(a) shall again be in effect with respect to such shares. For the avoidance of doubt, the Offeror shall not be obligated to sell any Offered Shares to any Offeree unless the Offerees have agreed to buy all of the Offered Shares.

(v) The Offerees’ right to purchase any Offered Shares pursuant to this Section 10(a) shall be freely assignable to any Affiliate or the Company.

(b) Tag-Along Right.

(i) At least fifteen (15) days prior to any Transfer of shares of Series E Preferred Stock by a 10% Stockholder to any Person other than an Affiliate of such 10% Stockholder, such 10% Stockholder (the “Transferring Stockholder”) shall give notice to the Company and each other holder of shares of Series E Preferred Stock (the “Other Stockholders”), specifying in reasonable detail the number of shares to be Transferred and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Stockholder within ten (10) days after delivery of such notice. If any Other Stockholder elects to participate in such Transfer, such Other Stockholder shall be entitled to Transfer in the contemplated Transfer, at the same price and on the same terms as the Transferring Stockholder, a number of shares of Series E Preferred Stock equal to the product of (i) the percentage of the total number of outstanding shares of Series E Preferred Stock owned by such Other Stockholder and (ii) the number of shares of Series E Preferred Stock proposed to be Transferred in the contemplated Transfer. The Transferring Stockholder shall not Transfer any of its shares of Series E Preferred Stock to any prospective transferee if such prospective transferee declines to allow the participation of electing Other Stockholders.

(ii) Each holder of Series E Preferred Stock Transferring shares pursuant to this Section 10(b) shall pay its pro rata share (based on the number of shares to be sold) of the expenses incurred by such holders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of shares to be sold) in any representations, warranties, indemnification provisions, escrow arrangements and other obligations that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another particular stockholder such as indemnification with respect to representations and warranties given by such stockholder or regarding such stockholder’s title to and ownership of shares); provided that no stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such stockholder in connection with such Transfer.

(c) Compliance with the provisions of this Section 10 may be waived retroactively or prospectively with the consent of 75% of Holders (such 75% of Holders to include no less than a majority of the Series Preferred Stock then held by the Prides Funds).

11. Definitions. The following terms shall have the following respective meanings:

“10% Stockholder” has the meaning set forth in Section 10(a)(i) above.

“75% of Holders” has the meaning set forth in Section 4(c) above.

“Acceptance Notice” has the meaning set forth in Section 10(a)(ii) above.

“Accrued Value” means, with respect to each share of Series E Preferred Stock, the sum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series E Preferred Stock) of (i) the Original Purchase Price plus (ii) on each anniversary of the Issue Date an additional amount equal to any dividends on a share of Series E Preferred Stock which have accrued on any dividend payment date and have not been previously added to such Accrued Value.

“Affiliate” means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided that with respect to Bain Capital Venture Fund 2007, L.P. and BCVI-TPR Integral L.P., the term Affiliate shall also be deemed to include any Person under common management with Bain Capital, LLC, but shall not be deemed to include Sankaty Credit Opportunities IV, L.P. and its Affiliates. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anniversary Conversion Approval” has the meaning set forth in Section 6(a) above.

“Appraisal Procedure” means the following procedure to determine fair market value of any security or other property (in either case, the “valuation amount”). If 75% of Holders and the Company are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be unaffiliated with each of the Company and 75% of Holders and shall be reasonably acceptable to the Board of Directors and 75% of Holders. If the Board of Directors and 75% of Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in Boston, Massachusetts, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by 75% of Holders and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by 75% of Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and 75% of Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Company and 75% of Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

“Bain Funds” means, collectively, Bain Capital Venture Fund 2007, L.P., BCVI-TPR Integral L.P. and any investment fund that is an Affiliate of Bain Capital Venture Fund 2007, L.P. or BCVI-TPR Integral L.P.

“Bain Participation Event” means any Change of Control transaction with respect to which, in connection with the related transaction process, Bain Capital Venture Fund 2007, L.P. fails, after written request from the Company, to commit to the Company in writing that no Bain Fund will participate in such transaction process as a potential buyer of the Company in such Change of Control transaction or in fact a Bain Fund participates in such transaction process as a potential buyer of the Company in such Change of Control transaction.

“Board of Directors” has the meaning set forth in Article III above.

“Certificate of Designation” has the meaning set forth in Article III above.

“Certificate of Incorporation” has the meaning set forth in Article II above.

“Change of Control” means, unless 75% of Holders determine otherwise in writing, any (i) merger, reorganization, consolidation or share transfer which results in the Voting Stock of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the Voting Stock of the Company or such surviving or acquiring entity outstanding immediately after such merger, reorganization, consolidation or share transfer, (ii) disposition, transfer, sale or exclusive lease or license of all or substantially all of the assets of the Company or (iii) issuance or transfer of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the Voting Stock of the Company. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all of the assets of the Company for purposes of this definition.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in Article I above.

“Company’s Market Cap” means the fair market value of a share of Common Stock multiplied by the number of shares of Common Stock then outstanding, assuming the conversion into Common Stock of all securities convertible into Common Stock without the payment of additional consideration and the deemed conversion into Common Stock of all shares of Series E Preferred Stock deemed convertible into Common Stock in accordance with this Certificate of Designation. For the purposes of this definition, “fair market value of a share of Common Stock” means (i) if the Common Stock is listed on a Trading Market, the average of the closing prices of the Common Stock’s sales on all Trading Markets, or, if there have been no sales on any such Trading Market on any day, the average of the highest bid and lowest asked prices on all such Trading Markets at the end of such day, in each such case averaged over a period of ten days consisting of the ten consecutive Trading Days prior to the day as of which the Company’s Market Cap is being determined, or (ii) if the Common

Stock is not listed on a Trading Market, fair market value per share as determined by the agreement of 75% of Holders and the Company, provided if no agreement can be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.

“Conversion Date” has the meaning set forth in Section 6(b)(i) above.

“Conversion Price” has the meaning set forth in Section 6(c) above.

“Financing Documents” has the meaning set forth in the Series E Preferred Stock Purchase Agreement.

“Interested Holder” has the meaning set forth in Section 9 above.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated on or about December 7, 2009, by and among the Company and the investors party thereto.

“Issue Date” means the date on which the first share of Series E Preferred Stock was issued.

“Junior Stock” means any Common Stock and any class or series of preferred stock of the Company other than (i) the Series D Preferred Stock and (ii) the Series E Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 4(a) above.

“Nasdaq” has the meaning set forth in Section 6(a) above.

“Offer Notice” has the meaning set forth in Section 10(a)(i) above.

“Offered Shares” has the meaning set forth in Section 10(a)(i) above.

“Offerees” has the meaning set forth in Section 10(a)(i) above.

“Offeror” has the meaning set forth in Section 10(a)(i) above.

“Original Purchase Price” means $1,000.00 per share of Series E Preferred Stock.

“Other Stockholders” has the meaning set forth in Section 10(b)(i) above.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Post-Anniversary Conversion Approval” has the meaning set forth in Section 6(a) above.

“Prides Funds” means, collectively, Prides Capital Fund I LP and any investment fund that is an Affiliate of Prides Capital Fund I LP.

“Prides Participation Event” means any Change of Control transaction with respect to which, in connection with the related transaction process, Prides Capital Fund I LP fails, after written request from the Company, to commit to the Company in writing that no Prides Fund will participate in such transaction process as a potential buyer of the Company in such Change of Control transaction or in fact a Prides Fund participates in such transaction process as a potential buyer of the Company in such Change of Control transaction.

“Qualified Transaction” means any Change of Control transaction in which the gross cash proceeds payable with respect to each share of Common Stock at closing of the transaction are at least $10 per share (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events after the date hereof affecting the capital stock of the Company) if approved unanimously by the Board of Directors (excluding Series Preferred Directors and the Company’s Chief Executive Officer).

“Rate” has the meaning set forth in Section 3(a) above.

“Redemption” means a redemption pursuant to Section 8 above.

“Required Holder Conversion Approval” has the meaning set forth in Section 6(a) above.

“Required Holders” means holders of a majority of the then outstanding shares of Series Preferred Stock; provided, however, that if the transaction that is the subject of such Required Holders’ consent would adversely affect any 10% Stockholder’s Series E Preferred Stock’s or Series D Preferred Stock’s rights, preferences or powers differently than any other holder’s Series E Preferred Stock or Series D Preferred Stock, respectively (including by virtue of such other holder’s majority interest or control rights relative to such 10% Stockholder), “Required Holders” shall also include all of the then outstanding shares of such 10% Stockholder’s Series Preferred Stock.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated on or about December 7, 2009, by and among the Company and the purchasers party thereto.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series D Preferred Stock Certificate of Designation” means the Certificate of Designation of the Series D Preferred Stock.

“Series E Market Value” means, as of any date, the product of (i) the closing bid price per share of Common Stock, as reported on the Company’s primary Trading Market, times (ii) the number of shares of Common Stock into which one share of Series E Preferred Stock would be deemed to be convertible based on the Series D Preferred Stock Deemed Conversion Ratio pursuant to Section 6(c) hereof on such date.

“Series E Preferred Stock” has the meaning set forth in Section 1 above.

“Series E Preferred Stock Conversion Approval” means either the Anniversary Conversion Approval or the Post-Anniversary Conversion Approval, whichever is obtained (if any).

“Series E Preferred Stock Deemed Conversion Ratio” has the meaning set forth in Section 6(c) above.

“Series E Preferred Stock Purchase Agreement” means the Series E Preferred Stock Purchase Agreement, dated on or about December 7, 2009, by and among the Company and the purchasers party thereto.

“Series Preferred Directors” has the meaning set forth in Section 2(a) above.

“Series Preferred Stock” has the meaning set forth in Section 4(a) above.

“Subsidiary” means any Person of which the Company directly or indirectly owns at the time 50% or more of the outstanding equity interests (other than directors’ qualifying shares) that represent (a) 50% of the voting power, (b) 50% of the economic power, or (c) control of the board of directors or similar governing body of such Person.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transfer” has the meaning set forth in Section 10(a)(i) above.

“Transferring Stockholder” has the meaning set forth in Section 10(b)(i) above.

“Voting Stock” includes Common Stock and any other shares of capital stock of the Company entitled to vote generally with holders of Common Stock on matters, counted as the number of votes the shares of Common Stock and such other shares are entitled to cast.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Company by its Chief Operating Officer and Chief Financial Officer as of December 7, 2009.

THE PRINCETON REVIEW, INC.

By:	/s/ STEPHEN RICHARDS
Name:	Stephen Richards
Title:	Chief Operating Officer and Chief Financial Officer

Annex B

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

THE PRINCETON REVIEW, INC.

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

The undersigned, Stephen Richards, hereby certifies that:

I. He is the duly elected and acting Chief Operating Officer and Chief Financial Officer of The Princeton Review, Inc., a Delaware corporation (the “Company”).

II. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes Five Million (5,000,000) shares of preferred stock, par value $0.01 per share.

III. The following is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) at a meeting on December 3, 2009, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Certificate of Designation (this “Certificate of Designation”).

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Series D Convertible Preferred Stock with par value $0.01 per share (the “Series D Preferred Stock”). The number of shares initially constituting the Series D Preferred Stock shall be three hundred thousand (300,000).

2. Board of Directors.

(a) Series Preferred Directors. The Required Holders shall have the right to the exclusion of all other classes or series of the Company’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and all other series of preferred stock, to elect two (2) individuals (the “Series Preferred Directors”) to serve on the Board of Directors. Any Series Preferred Director elected pursuant to this Section may be removed at any time without cause by, and only by, the vote, given at a meeting or by written consent, of the Required Holders. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Series Preferred Director elected pursuant to this Section shall only be filled by the remaining Series Preferred Director, if any, or the Required Holders. The Series Preferred Directors shall be entitled to reimbursement from the Company for costs and expenses in attending meetings of the Board of Directors or any committee thereof.

(b) Renunciation under DGCL Section 122(17). Pursuant to Section 122(17) of the Delaware General Corporation Law, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Series Preferred Directors.

3. Dividends.

(a) From and after the Issue Date until and including the fifth anniversary of the Closing Date, cumulative dividends shall accrue on the Series D Preferred Stock at the annual rate (the “Rate”) of 8.0% of the Accrued Value. Dividends on the Series D Preferred Stock shall be cumulative and shall accrue daily from and after, but shall compound annually on each anniversary of the Issue Date whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends. All such dividends shall compound and be added to the Accrued Value on each anniversary of the Issue Date, as provided in the definition of “Accrued Value” in Section 11 hereof. None of such dividends shall be paid in cash unless such dividends are paid pursuant to Section 4 or Section 8, and for the avoidance of doubt, such dividend shall remain accrued when compounded and added to the Accrued Value until paid in cash pursuant to such sections.

(b) In the event that the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Series D Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series D Preferred Stock may be entitled under Section 3(a) above, to receive the amount of dividends per share of Series D Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Series D Preferred Stock held by each holder could be converted pursuant to the provisions of Section 6 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

(c) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Series D Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on par with the holders of Series E Preferred Stock (the Series D Preferred Stock and the Series E Preferred Stock are referred to herein, collectively, as the “Series Preferred Stock”) but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount in cash per share of Series D Preferred Stock equal to the greater of (i) the Original Purchase Price plus all accrued and unpaid dividends thereon pursuant to Section 3(a), or (ii) the amount that would be payable in respect of a share of Common Stock if all outstanding shares of (x) Series D Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 6 below and (y) Series E Preferred Stock were converted into the number of shares of Common Stock immediately prior to such Liquidation Event into which the Series E Preferred Stock is then deemed to be convertible based on the Series E Preferred Stock Deemed Conversion Ratio pursuant to the provisions of Section 6(c) of the Series E Preferred Stock Certificate of Designation. If upon any such Liquidation Event, the remaining assets of the Company available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of the Series Preferred Stock the full amount to which they shall be entitled pursuant to this Section 4(a) and Section 4(a) of the Series E Preferred Stock Certificate of Designation, the holders of shares of Series Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of any class or series of stock of the Company ranking on liquidation prior to and in preference to the Common Stock (including, for the avoidance of doubt, the Series D Preferred Stock and the Series E Preferred Stock), upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of shares of Common Stock.

(c) If the amount to be distributed to the holders of Series D Preferred Stock upon any Liquidation Event shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Company and the holders of 75% of the then outstanding shares of Series Preferred Stock (“75% of Holders”); provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure. The holders of shares of Series Preferred Stock shall share ratably in any distribution pursuant to this Section 4, whether in cash, amounts other than cash or a combination of both.

(d) The Company shall mail written notice of a Liquidation Event to each holder of record of Series D Preferred Stock at least 30 days prior to the date for payment or distribution to shareholders stated in the Company’s notice.

(e) For the avoidance of doubt, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed, in and of itself, to be a Liquidation Event.

5. Voting. Each holder of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible on the record date for the vote on such matter (as adjusted from time to time pursuant to Section 6 hereof) at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Holders of Series D Preferred Stock shall be entitled to notice of any meeting of stockholders and, except as otherwise provided herein or otherwise required by law, to vote together with the holders of Common Stock as a single class.

6. Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Purchase Price plus (b) all accrued and unpaid dividends thereon by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The

“Conversion Price” shall initially be equal to $4.75 per share. The rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Section 6(d), (e), (f) and (g) below.

In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Series D Preferred Stock to convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock, at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series D Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On the Conversion Date, each holder of record of shares of Series D Preferred Stock surrendered for conversion shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Series D Preferred Stock, notwithstanding that the certificates representing such shares of Series D Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of such Series D Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(ii) The Company shall at all times when the Series D Preferred Stock or the Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of (x) all outstanding shares of Series D Preferred Stock and (y) all shares of Series D Preferred Stock into which all outstanding shares of Series E Preferred Stock are convertible upon the Series E Preferred Stock Conversion Approval. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion (but such dividends shall be reflected in the calculation of the number of shares of Common Stock issuable upon such conversion in accordance with Section 6(a)).

(iv) All shares of Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid on the Series D Preferred Stock. Any shares of Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

(v) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Series E Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series D Preferred Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series D Preferred Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Series E Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock, if any, and Series E Preferred Stock, if any, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series D Preferred Stock.

(i) Notice of Record Date. In the event:

(i)	that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii)	that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)	of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

(iv)	of a Liquidation Event;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series D Preferred Stock, and shall cause to be mailed to the holders of the Series D Preferred Stock and Series E Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

(A)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

7. Protective Covenants. The Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Required Holders, except with respect to clause (j) of this Section 7, which shall require the prior written consent of 75% of Holders, such 75% of Holders to include, in the event of a transaction subject to such clause with senior management, any Bain Fund, any Affiliate of a Bain Fund or any transferee of a Bain Fund that is an Affiliate of the Company, no less than a majority of the shares of Series Preferred Stock then held by the Prides Funds (provided that, if a particular Change of Control transaction is a Bain Participation Event, the written consent required with respect to clauses (g) and (i) of this Section 7 will be the holders of a majority of the shares of Series Preferred Stock held by holders other than Bain Funds and that, if a particular Change of Control transaction is a Prides Participation Event, the written consent required with respect to clauses (g) and (i) of this Section 7 will be the holders of a majority of the shares of Series Preferred Stock held by holders other than Prides Funds), whether by amendment, reclassification, merger, consolidation, reorganization or otherwise:

(a) create or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series D Preferred Stock or Series E Preferred Stock (including issuing any shares of Series D Preferred Stock or Series E Preferred Stock, other than the shares of Series D Preferred Stock issued upon conversion of the Series E Preferred Stock pursuant to the provisions of the Series E Preferred Stock Certificate of Designation and shares of Series E Preferred Stock issued pursuant to the Series E Preferred Stock Purchase Agreement or the Securities Purchase Agreement);

(b) alter, amend or waive the Certificate of Incorporation or the By-laws of the Company in a manner that affects the rights, preferences or powers of the Series D Preferred Stock or Series E Preferred Stock or otherwise adversely affect the holders of the Series D Preferred Stock or Series E Preferred Stock;

(c) alter, amend or waive any provisions of the Company’s By-laws relating to the nomination or election of directors to the Board of Directors;

(d) increase or decrease the number of authorized shares of Series D Preferred Stock or Series E Preferred Stock;

(e) declare or pay any dividends on, or make any redemption of any capital stock, except for the payment of up to $100,000 in any twelve-month period for repurchases from employees pursuant to contractual call rights or rights of first refusal in which all the stock of the employee is redeemed at a price per share no greater than the original purchase price paid therefor by such employee;

(f) issue any debt securities which are convertible into capital stock;

(g) except for (i) a Change of Control transaction entered into after the seventh anniversary of the Closing Date, (ii) a Qualified Transaction, and (iii) a Change of Control transaction that is both a Bain Participation Event and a Prides Participation Event, merge with or into or consolidate with any other Person, whether or not the Company or a Subsidiary is the surviving company, except for mergers or consolidations involving the issuance of shares of Company capital stock or cash not exceeding 5% of the Company’s Market Cap in the aggregate for all such transactions, or engage in any Change of Control transaction;

(h) acquire or make an investment in any other Person in excess of 5% of the Company’s Market Cap in the aggregate for all such transactions;

(i) except for (i) a Change of Control transaction entered into after the seventh anniversary of the Closing Date, (ii) a Qualified Transaction, and (iii) a Change of Control transaction that is both a Bain Participation Event and a Prides Participation Event, sell, transfer or dispose (which for purposes of clarification excludes inventory and other sales in the ordinary course of business) in any transaction or series of transactions more than twenty-five percent (25%) of the fair market value of the Company’s consolidated assets;

(j) enter into any transaction with senior management or an Affiliate of the Company except for arms’ length employment agreements;

(k) enter into any debt or lease transaction, other than working capital loans, equipment leases and other transactions in the ordinary course of business, in excess of 5% of the Company’s Market Cap at any one time outstanding in the aggregate for all such transactions;

(l) permit the authorized number of directors on the Board of Directors to be other than eight (8), except for increases required to permit the Company to remain in compliance with Nasdaq listing requirements; or

(m) hire, terminate, replace or reassign the Company’s Chief Executive Officer.

8. Redemptions.

(a) Redemption at Holder’s Option. On or at any time after the eighth anniversary of the Closing Date, if requested by holders of at least 10% of the then outstanding Series Preferred Stock, each holder of Series D Preferred Stock shall have the right to require the Company to redeem all of such holder’s Series D Preferred Stock, for cash, at a redemption price per share of Series D Preferred Stock equal to the Original Purchase Price plus all accrued and unpaid dividends thereon.

(b) Redemption on a Change of Control. At any time on or within 120 days after the occurrence of a Change of Control, each holder of Series D Preferred Stock shall have the right to require the Company to redeem all or a portion of such holder’s Series D Preferred Stock for cash at a redemption price per share of Series D Preferred Stock equal to the greater of (i) the fair market value per share valued as of the date of the Change of Control determined by the agreement of 75% of Holders and the Company, provided if no agreement can be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure, and (ii) the Original Purchase Price plus all accrued and unpaid dividends thereon, provided, however, for purposes of each of the foregoing clauses, in the event of a Change of Control prior to the fifth anniversary of the Closing Date, accrued and unpaid dividends will include all dividends that would have accrued thereon from the Issue Date through and including the fifth anniversary of the Closing Date. The Company shall promptly provide to holders of the Series D Preferred Stock notice of a Change of Control and shall promptly provide to the holders of shares of Series D Preferred Stock such information concerning the terms of such Change of Control and the value of the assets of the Company as may be reasonably requested by the holders of Series D Preferred Stock.

(c) Exercise of Redemption Right. Any holder of Series D Preferred Stock may exercise the holder’s redemption right under Section 8(a) or (b) by delivering to the Company at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Series D Preferred Stock to be redeemed. The Company shall be obligated to redeem the total number of shares of Series D Preferred Stock specified in the holder’s redemption notice on or before the earlier of the 30th business day following its receipt of the initial redemption request triggering the notice described in Section 8(d) below pursuant to Section 8(a) or the date of the Change of Control if notice is given at least 10 days prior to such Change of Control.

(d) Notice of Holder’s Redemption. The Company shall provide notice of any redemption requested under Section 8(a) or (b), specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Series D Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Company, if it serves as its own transfer agent), not less than fifteen (15) days prior to each redemption date. The Company shall use its best efforts, and shall take all reasonable action necessary, to pay the redemption price as provided in this Section 8, including, without limitation, by obtaining financing or effectuating a recapitalization or a sale of Common Stock so as to create a surplus.

(e) Redemption at Company’s Option. If (i) at any time on or after the fifth anniversary of the Closing Date, the Series D Market Value, for 30 consecutive Trading Days beginning after the fifth anniversary of the Closing Date, is at least 300% of the Original Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series D Preferred Stock) and (ii) the Company simultaneously exercises its right to redeem at the same time all (but not less than all) of the then outstanding Series E Preferred Stock (if any) pursuant to Section 8(f) of the Series E Preferred Stock Certificate of Designation, then, upon written notice of the proposed redemption to all holders of Series D Preferred Stock given no later than ten days following the end of such 30 consecutive Trading Day period and at least 30 days prior to the proposed redemption date, the Company shall have the right to redeem all (but not less than all) of the outstanding shares of Series D Preferred Stock at a redemption price per share of Series D Preferred Stock payable in cash equal to the Original Purchase Price plus all accrued and unpaid dividends thereon. The Company’s exercise of its redemption rights under this Section 8(e) shall be subject to the Conversion Rights under Section 6 of each holder of Series D Preferred Stock, who may exercise those rights at any time prior to the redemption date. The Company may not redeem any shares of Series Preferred Stock pursuant to this Section 8(e) and Section 8(f) of the Series E Preferred Stock Certificate of Designation unless the funds of the Company legally available for the redemption of Series Preferred Stock are sufficient to redeem the total number of the outstanding shares of Series Preferred Stock at the time the notice is given by the Company pursuant to Section 8(f) and at the proposed redemption date.

(f) Notice of Company’s Redemption. In the event the Company shall redeem shares of Series D Preferred Stock pursuant to Section 8(e), notice of such redemption shall be given no later than ten days following the end of such 30 consecutive Trading Day period and at least 30 days prior to the proposed redemption date to each holder of Series D Preferred Stock. Such notice shall state (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been given by the Company as provided above, unless the Company shall default in the payment of the redemption price, from and after the redemption date, dividends on the shares of Series D Preferred Stock called for redemption shall cease to accrue, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease.

(g) Insufficient Funds. If the funds of the Company legally available for redemption pursuant to Section 8(a) or (b) of the Series D Preferred Stock on any redemption date are insufficient to redeem all shares of the Series D Preferred Stock and all shares (if any) of the Series E Preferred Stock being redeemed by the Company on such date, those funds which are legally available will be used first to redeem the maximum possible number of shares of the Series D Preferred Stock and the Series E Preferred Stock (if any) being redeemed, such redemption to be made pro rata among the holders of the Series D Preferred Stock and the Series E Preferred Stock (if any) in accordance with the aggregate redemption proceeds payable with respect to the shares of Series Preferred Stock to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of the Series Preferred Stock, such funds will be used to redeem the balance of the shares of Series Preferred Stock which the Company was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series D Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(g) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full.

(h) Rights Terminated. Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series D Preferred Stock being redeemed pursuant to this Section 8 and receipt of the redemption price therefor, or (ii) irrevocable deposit in trust by the Company for holders of the Series D Preferred Stock being redeemed pursuant to this Section 8 of an in cash amount equal to the redemption price for the shares of Series D Preferred Stock being redeemed on any redemption date, each holder of Series D Preferred Stock will cease to have any rights as a stockholder of the Company by reason of the ownership of such redeemed shares of Series D Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series D Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(i) Restrictions on Other Payments. After the receipt by the Company of a redemption request pursuant to Section 8(a) or (b), unless and until the full redemption price for the shares of Series D Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Company, and (ii) no shares of capital stock of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary (except by conversion into or exchange for shares of Common Stock for which adjustment may be made pursuant to Section 6 above).

(j) Reacquired Shares. Any shares of Series D Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Company from time to time shall take such action as may be necessary to reduce the authorized Series D Preferred Stock accordingly.

9. Transactions with Series Holders. The Company shall not enter into any transaction with any holder of Series Preferred Stock (each, an “Interested Holder”), or an Affiliate of such holder, without the approval of (i) the Board of Directors, including a majority of the directors that are not Series Preferred Directors, and (ii) holders of a majority of the Series Preferred Stock that is held by stockholders, if any (such majority to include, with respect to any transaction between the Company and any Bain Fund, any Affiliate of a Bain Fund or any transferee of a Bain Fund that is an Affiliate of the Company, no less than a majority of the Series Preferred Stock then held by the Prides Funds), other than any Interested Holders and any Interested Holders that are Affiliates of the party (other than the Company or any Subsidiaries) to such transaction. Notwithstanding anything to the contrary in this Certificate of Designation, in no event shall the exercise by a holder of the Series Preferred Stock of any rights granted to such holder pursuant to this Certificate of Designation, the Series E Preferred Stock Certificate of Designation or the Investor Rights Agreement be deemed to be a transaction with the Company or to otherwise require an approval pursuant to this Section 9 or Section 7(j) hereof.

10. Certain Restrictions on Transfers.

(a) Right of First Offer.

(i) If any holder (together with its Affiliates) of more than 10% of the shares of Series Preferred Stock then outstanding (the “10% Stockholder”), desires to, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any of its shares of Series D Preferred Stock or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a “Transfer”) to any Person other than to an Affiliate of such Person, such holder (the “Offeror”), shall so inform the other holders of shares of Series D Preferred Stock and the Company, excluding Affiliates of the Offeror (the “Offerees”), by notice in writing (the “Offer Notice”), stating the number of shares that are the subject of such proposed Transfer (the “Offered Shares”), the per share offer price and any other material terms (including the identity of the prospective purchaser(s)) on which the Offeror irrevocably offers to transfer such shares subject to the provisions of this Section 10.

(ii) Each of the Offerees shall have the right, but not the obligation, to purchase up to all of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to the Offeror within ten (10) days after the delivery of the Offer Notice. If Offerees elect to purchase more than the number of Offered Shares, the Offered Shares shall be allocated first to the Offerees that are holders of Series D Preferred Stock on a pro rata basis among such Offerees based upon the number of shares of Series D Preferred Stock held by such Offerees relative to all other such Offerees up to the total number of Offered Shares each such Offeree elected to purchase in its Acceptance Notice and then to the Company up to the number of Offered Shares the Company elected to purchase in its Acceptance Notice.

(iii) If the Offerees shall have agreed to purchase all of the Offered Shares, they shall consummate the purchase of the Offered Shares as allocated in clause (ii) of this Section 10(a) by delivering, against receipt of certificates or other instruments representing the shares being purchased, appropriately endorsed by the Offeror, the aggregate purchase price to be paid by them via wire transfer of immediately available funds to an account specified by the Offeror not less than one (1) business day before the closing date, which closing date will be thirty (30) days after the date of receipt of the Acceptance Notice.

(iv) If the Offerees shall not exercise their rights under this Section 10(a) to purchase all of the Offered Shares, such Offeror shall be permitted to proceed with the proposed Transfer of the Offered Shares, and such Offeror shall have sixty (60) days to consummate such proposed Transfer to the Persons identified in the Offer Notice, on terms no more favorable to the proposed transferee(s) than those terms set forth in the Offer Notice, before the provisions of this Section 10(a) shall again be in effect with respect to such shares. For the avoidance of doubt, the Offeror shall not be obligated to sell any Offered Shares to any Offeree unless the Offerees have agreed to buy all of the Offered Shares.

(v) The Offerees’ right to purchase any Offered Shares pursuant to this Section 10(a) shall be freely assignable to any Affiliate or the Company.

(b) Tag-Along Right.

(i) At least fifteen (15) days prior to any Transfer of shares of Series D Preferred Stock by a 10% Stockholder to any Person other than an Affiliate of such 10% Stockholder, such 10% Stockholder (the “Transferring Stockholder”) shall give notice to the Company and each other holder of shares of Series D Preferred Stock (the “Other Stockholders”), specifying in reasonable detail the number of shares to be Transferred and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Stockholder within ten (10) days after delivery of such notice. If any Other Stockholder elects to participate in such Transfer, such Other Stockholder shall be entitled to Transfer in the contemplated Transfer, at the same price and on the same terms as the Transferring Stockholder, a number of shares of Series D Preferred Stock equal to the product of (i) the percentage of the total number of outstanding shares of Series D Preferred Stock owned by such Other Stockholder and (ii) the number of shares of Series D Preferred Stock proposed to be Transferred in the contemplated Transfer. The Transferring Stockholder shall not Transfer any of its shares of Series D Preferred Stock to any prospective transferee if such prospective transferee declines to allow the participation of electing Other Stockholders.

(ii) Each holder of Series D Preferred Stock Transferring shares pursuant to this Section 10(b) shall pay its pro rata share (based on the number of shares to be sold) of the expenses incurred by such holders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of shares to be sold) in any representations, warranties, indemnification provisions, escrow arrangements and other obligations that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another particular stockholder such as indemnification with respect to representations and warranties given by such stockholder or regarding such stockholder’s title to and ownership of shares); provided that no stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such stockholder in connection with such Transfer.

(c) Compliance with the provisions of this Section 10 may be waived retroactively or prospectively with the consent of 75% of Holders (such 75% of Holders to include no less than a majority of the Series Preferred Stock then held by the Prides Funds).

11. Definitions. The following terms shall have the following respective meanings:

“10% Stockholder” has the meaning set forth in Section 10(a)(i) above.

“75% of Holders” has the meaning set forth in Section 4(c) above.

“Acceptance Notice” has the meaning set forth in Section 10(a)(ii) above.

“Accrued Value” means, with respect to each share of Series D Preferred Stock, the sum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series D Preferred Stock) of (i) the Original Purchase Price plus (ii) on each anniversary of the Issue Date an additional amount equal to any dividends on a share of Series D Preferred Stock which have accrued on any dividend payment date and have not been previously added to such Accrued Value.

“Affiliate” means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided that with respect to Bain Capital Venture Fund 2007, L.P. and BCVI-TPR Integral L.P., the term Affiliate shall also be deemed to include any Person under common management with Bain Capital, LLC, but shall not be deemed to include Sankaty Credit Opportunities IV, L.P. and its Affiliates. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Appraisal Procedure” means the following procedure to determine fair market value of any security or other property (in either case, the “valuation amount”). If 75% of Holders and the Company are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be unaffiliated with each of the Company and 75% of Holders and shall be reasonably acceptable to the Board of Directors and 75% of Holders. If the Board of Directors and 75% of Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in Boston, Massachusetts, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by 75% of Holders and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by 75% of Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and 75% of Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Company and 75% of Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

“Bain Funds” means, collectively, Bain Capital Venture Fund 2007, L.P., BCVI-TPR Integral L.P. and any investment fund that is an Affiliate of Bain Capital Venture Fund 2007, L.P. or BCVI-TPR Integral L.P.

“Bain Participation Event” means any Change of Control transaction with respect to which, in connection with the related transaction process, Bain Capital Venture Fund 2007, L.P. fails, after written request from the Company, to commit to the Company in writing that no Bain Fund will participate in such transaction process as a potential buyer of the Company in such Change of Control transaction or in fact a Bain Fund participates in such transaction process as a potential buyer of the Company in such Change of Control transaction.

“Board of Directors” has the meaning set forth in Article III above.

“Certificate of Designation” has the meaning set forth in Article III above.

“Certificate of Incorporation” has the meaning set forth in Article II above.

“Change of Control” means, unless 75% of Holders determine otherwise in writing, any (i) merger, reorganization, consolidation or share transfer which results in the Voting Stock of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the Voting Stock of the Company or such surviving or acquiring entity outstanding immediately after such merger, reorganization, consolidation or share transfer, (ii) disposition, transfer, sale or exclusive lease or license of all or substantially all of the assets of the Company or (iii) issuance or transfer of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the Voting Stock of the Company. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all of the assets of the Company for purposes of this definition.

“Closing Date” has the meaning set forth in the Series E Preferred Stock Purchase Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in Article I above.

“Company’s Market Cap” means the fair market value of a share of Common Stock multiplied by the number of shares of Common Stock then outstanding, assuming the conversion into Common Stock of all securities convertible into Common Stock without the payment of additional consideration and the deemed conversion into Common Stock of all shares of Series E Preferred Stock deemed convertible into Common Stock in accordance with the Series E Preferred Stock Certificate of Designation. For the purposes of this definition, “fair market value of a share of Common Stock” means (i) if the Common Stock is listed on a Trading Market, the average of the closing prices of the Common Stock’s sales on all Trading Markets, or, if there have been no sales on any such Trading Market on any day, the average of the highest bid and lowest asked prices on all such Trading Markets at the end of such day, in each such case averaged over a period of ten days consisting of the ten consecutive Trading Days prior to the day as of which the Company’s Market Cap is being determined, or (ii) if the Common Stock is not listed on a Trading Market, fair market value per share as determined by the agreement of 75% of Holders and the Company, provided if no agreement can be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.

“Conversion Date” has the meaning set forth in Section 6(c)(i) above.

“Conversion Price” has the meaning set forth in Section 6(a) above.

“Conversion Rights” has the meaning set forth in Section 6 above.

“Interested Holder” has the meaning set forth in Section 9 above.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated on or about December 7, 2009, by and among the Company and the investors party thereto.

“Issue Date” means, with respect to each share of the Series D Preferred Stock, the date on which such share of Series D Preferred Stock was issued.

“Junior Stock” means any Common Stock and any class or series of preferred stock of the Company other than (i) the Series D Preferred Stock and (ii) the Series E Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 4(a) above.

“Offer Notice” has the meaning set forth in Section 10(a)(i) above.

“Offered Shares” has the meaning set forth in Section 10(a)(i) above.

“Offerees” has the meaning set forth in Section 10(a)(i) above.

“Offeror” has the meaning set forth in Section 10(a)(i) above.

“Original Purchase Price” means $1,000.00 per share of Series D Preferred Stock.

“Other Stockholders” has the meaning set forth in Section 10(b)(i) above.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Prides Funds” means, collectively, Prides Capital Fund I LP and any investment fund that is an Affiliate of Prides Capital Fund I LP.

“Prides Participation Event” means any Change of Control transaction with respect to which, in connection with the related transaction process, Prides Capital Fund I LP fails, after written request from the Company, to commit to the Company in writing that no Prides Fund will participate in such transaction process as a potential buyer of the Company in such Change of Control transaction or in fact a Prides Fund participates in such transaction process as a potential buyer of the Company in such Change of Control transaction.

“Qualified Transaction” means any Change of Control transaction in which the gross cash proceeds payable with respect to each share of Common Stock at closing of the transaction are at least $10 per share (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events after the date hereof affecting the capital stock of the Company) if approved unanimously by the Board of Directors (excluding Series Preferred Directors and the Company’s Chief Executive Officer).

“Rate” has the meaning set forth in Section 3(a) above.

“Redemption” means a redemption pursuant to Section 8 above.

“Required Holders” means holders of a majority of the then outstanding shares of Series Preferred Stock; provided, however, that if the transaction that is the subject of such Required Holders’ consent would adversely affect any 10% Stockholder’s Series E Preferred Stock’s or Series D Preferred Stock’s rights, preferences or powers differently than any other holder’s Series E Preferred Stock or Series D Preferred Stock, respectively (including by virtue of such other holder’s majority interest or control rights relative to such 10% Stockholder), “Required Holders” shall also include all of the then outstanding shares of such 10% Stockholder’s Series Preferred Stock.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated on or about December 7, 2009, by and among the Company and the purchasers party thereto.

“Series D Market Value” means, as of any date, the product of (i) the closing bid price per share of Common Stock, as reported on the Company’s primary Trading Market, times (ii) the number of shares of Common Stock into which one share of Series D Preferred Stock would be convertible pursuant to Section 6 above on such date.

“Series D Preferred Stock” has the meaning set forth in Section 1 above.

“Series E Issue Date” means the date on which the first share of Series E Preferred Stock was issued.

“Series E Preferred Stock” means the Series E Non-Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series E Preferred Stock Conversion Approval” has the meaning set forth in the Series E Preferred Stock Certificate of Designation.

“Series E Preferred Stock Certificate of Designation” means the Certificate of Designation of the Series E Preferred Stock.

“Series E Preferred Stock Deemed Conversion Ratio” means the number of shares of Common Stock into which each share of Series E Preferred Stock is deemed to be convertible pursuant to the Series E Preferred Stock Certificate of Designation.

“Series E Preferred Stock Purchase Agreement” means the Series E Preferred Stock Purchase Agreement, dated on or about December 7, 2009, by and among the Company and the purchasers party thereto.

“Series Preferred Directors” has the meaning set forth in Section 2(a) above.

“Series Preferred Stock” has the meaning set forth in Section 4(a) above.

“Subsidiary” means any Person of which the Company directly or indirectly owns at the time 50% or more of the outstanding equity interests (other than directors’ qualifying shares) that represent (a) 50% of the voting power, (b) 50% of the economic power, or (c) control of the board of directors or similar governing body of such Person.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transfer” has the meaning set forth in Section 10(a)(i) above.

“Transferring Stockholder” has the meaning set forth in Section 10(b)(i) above.

“Voting Stock” includes Common Stock and any other shares of capital stock of the Company entitled to vote generally with holders of Common Stock on matters, counted as the number of votes the shares of Common Stock and such other shares are entitled to cast.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Company by its Chief Operating Officer and Chief Financial Officer as of December 7, 2009.

THE PRINCETON REVIEW, INC.

By:	/s/ STEPHEN RICHARDS
Name:	Stephen Richards
Title:	Chief Operating Officer and Chief Financial Officer

[Signature to page to Series D Certificate of Designation]

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THE PRINCETON REVIEW, INC. 111 SPEEN STREET, SUITE 550 FRAMINGHAM, MA 01701

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):				For	Against	Abstain

1        To approve the conversion of our outstanding Series E Non-Convertible Preferred Stock into shares of Series D Convertible Preferred Stock pursuant to the Marketplace Rules of the NASDAQ Stock Market.

				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

THE PRINCETON REVIEW, INC.

Special Meeting of Stockholders

This Proxy is Solicited on Behalf of The Board Of Directors

The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints Michael J. Perik, Stephen C. Richards and Neal S. Winneg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of capital stock of the Company held of record by the undersigned as of the close of business on February 22, 2010 at the Special Meeting of Stockholders of the Company to be held on Thursday, April 1, 2010 at 11:00 a.m., local time, at the offices of The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701 (the “Special Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR Proposal 1.

Continued and to be signed on reverse side